SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
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EQUITY ONE, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
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1600 N.E. Miami Gardens Drive
North Miami Beach, Florida 33179
(305) 947-1664
March 24, 2010
Dear stockholder:
     The board of directors and officers of Equity One, Inc., a Maryland corporation, join us in extending to you a cordial invitation to attend the 2010 annual meeting of our stockholders. This meeting will be held on Tuesday, May 4, 2010, at 9:00 a.m., local time, at the Fairmont Turnberry Isle Resort & Club, 19999 West Country Club Drive, Aventura, Florida 33180.
     As permitted by the rules of the Securities and Exchange Commission, we have provided access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials, or E-proxy notice, on or about March 24, 2010 to our stockholders of record on March 5, 2010. The E-proxy notice contains instructions for your use of this process, including how to access our proxy statement and annual report and how to authorize your proxy to vote online. In addition, the E-proxy notice contains instructions on how you may receive a paper copy of the proxy statement and annual report or elect to receive your proxy statement and annual report over the Internet.
     If you are unable to attend the annual meeting in person, it is very important that your shares be represented and voted at the meeting. You may authorize your proxy to vote your shares over the Internet as described in the E-proxy notice. Alternatively, if you received a paper copy of the proxy card by mail, please complete, date, sign and promptly return the proxy card in the self-addressed stamped envelope provided. You may also vote by telephone as described in your proxy card. If you vote your shares over the Internet, return your proxy card by mail or vote by telephone prior to the annual meeting, you may nevertheless revoke your proxy and cast your vote personally at the meeting.
     We look forward to seeing you on May 4, 2010.
Sincerely,

CHAIM KATZMAN	JEFFREY S. OLSON
Chairman of the Board	Chief Executive Officer

EQUITY ONE, INC.
1600 N.E. Miami Gardens Drive
North Miami Beach, Florida 33179

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be held on May 4, 2010

To our stockholders:
     You are cordially invited to attend the 2010 annual meeting of the stockholders of Equity One, Inc., a Maryland corporation, which will be held at The Fairmont Turnberry Isle Resort & Club, 19999 West Country Club Drive, Aventura, Florida 33180, on May 4, 2010 at 9:00 a.m., local time. At the meeting, stockholders will consider and vote on the following matters:
1.	The election of Noam Ben-Ozer, James S. Cassel, Cynthia R. Cohen, Neil Flanzraich, Nathan Hetz, Chaim Katzman, Peter Linneman, Jeffrey S. Olson and Dori Segal as directors, each to hold office until our 2011 annual meeting of stockholders and until his or her successor has been duly elected and qualifies;

2.	The ratification of the appointment of Ernst & Young LLP as our independent registered certified public accounting firm for the 2010 fiscal year; and

3.	Such other business as may properly come before the annual meeting, including any adjournments or postponements of the meeting.
     If you own shares of our common stock as of the close of business on March 5, 2010, you can vote those shares by proxy or at the meeting.
     Whether or not you plan to attend the meeting in person, please authorize your proxy to vote your shares over the Internet, as described in the Notice of Internet Availability of Proxy Materials, or E-proxy notice. Alternatively, if you received a paper copy of the proxy card by mail, please mark, sign, date and promptly return the proxy card in the self-addressed stamped envelope provided. You may also authorize your proxy to vote your shares by telephone as described in your proxy card. Stockholders who vote over the Internet, who return proxy cards by mail or vote by telephone prior to the meeting may nevertheless attend the meeting, revoke their proxies and vote their shares in person.
By Order of the Board of Directors

ARTHUR L. GALLAGHER
Executive Vice President, General Counsel and Secretary
North Miami Beach, Florida
March 24, 2010

(i)

(ii)

2010 ANNUAL MEETING
OF
STOCKHOLDERS OF EQUITY ONE, INC.

PROXY STATEMENT

QUESTIONS AND ANSWERS
Q:	Why did I receive a Notice of Internet Availability of Proxy Materials?

A:	Our board of directors is soliciting proxies to be voted at our annual meeting. The annual meeting will be held at The Fairmont Turnberry Isle Resort & Club, 19999 West Country Club Drive, Aventura, Florida on Tuesday, May 4, 2010, at 9:00 a.m., local time. Pursuant to the rules of the Securities and Exchange Commission, we have provided access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials, which is referred to herein as the “E-proxy notice,” on or about March 24, 2010 to our stockholders of record as of the close of business on March 5, 2010. The E-proxy notice and this proxy statement summarize the information you need to know to vote by proxy or in person at the annual meeting. You do not need to attend the annual meeting in person in order to vote.

Q:	When was the E-proxy notice mailed?

A:	The E-proxy notice was mailed to stockholders beginning on or about March 24, 2010.

Q:	Who is entitled to vote?

A:	All stockholders of record as of the close of business on March 5, 2010, the record date, are entitled to vote at the annual meeting.

Q:	What is the quorum for the meeting?

A:	A quorum at the annual meeting will consist of a majority of the votes entitled to be cast by the holders of all shares of common stock outstanding. No business may be conducted at the meeting if a quorum is not present. As of the record date, 87,051,896 shares of common stock were issued and outstanding. If less than a majority of outstanding shares entitled to vote are represented at the annual meeting, the chairman of the meeting or a majority of the shares so represented may adjourn the annual meeting to another date, time or place, not later than 120 days after the original record date of March 5, 2010. Notice need not be given of the new date, time or place if announced at the meeting before an adjournment is taken.

Q:	How many votes do I have?

A:	Each share of our common stock outstanding on the record date is entitled to one vote on each item submitted to you for consideration. Our stockholders do not have the right to cumulate their votes for directors.

Q:	How do I vote?

A:	Whether or not you plan to attend the annual meeting, we urge you to authorize your proxy to vote your shares over the Internet as described in the E-proxy notice. Alternatively, if you received a paper copy of the proxy card by mail please complete, date, sign and promptly return the proxy card in the self-addressed stamped envelope provided. You may also authorize your proxy to vote your shares by telephone as described in your proxy card. Authorizing your proxy over the Internet, by mailing a proxy card or by telephone will not limit your right to attend the annual meeting and vote your shares in person. Your proxy (one of the individuals named in your proxy card) will vote your shares per your instructions. If you fail to provide instructions on a proxy properly submitted via the Internet, mail or telephone, your proxy will vote, to elect (FOR) the director nominees listed in “Proposal 1 – Election of Directors,” in favor of (FOR) “Proposal 2 – Ratification of the Appointment of Independent Registered Certified Public Accounting Firm” and in accordance with the recommendation of the board of directors as to all other matters that may properly come before the annual meeting.

Q:	How do I vote my shares that are held by my broker?

A:	If you have shares held by a broker, you should instruct your broker to vote your shares by following the instructions that the broker provides to you. Most brokers allow you to authorize your proxy by mail, telephone and the Internet.

Q:	What am I voting on?

A:	You will be voting on:
•	The election of nine directors to hold office until our 2011 annual meeting of stockholders and until his or her successor has been elected and qualifies; and

•	The ratification of the appointment of Ernst & Young LLP to act as our independent registered certified public accounting firm for 2010.
In addition, your proxies will have the authority to vote in their discretion as to such other business as may properly come before the annual meeting, including any adjournments or postponements thereof.

Q:	What vote is required to approve the proposals assuming that a quorum is present at the annual meeting?

A:	Proposal 1: Election of Directors	The election of the director nominees must be approved by a plurality of the votes cast.

	Proposal 2: Ratification of Independent Accounting Firm	Ratification of the appointment of the independent registered certified public accounting firm requires a majority of the votes cast.
Q:	How are abstentions and broker non-votes treated?

A:	Pursuant to Maryland law, abstentions and broker non-votes are counted as present for purposes of determining the presence of a quorum. For purposes of the election of directors and the ratification of the independent registered certified public accounting firm, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote.

Under the rules of the New York Stock Exchange, or NYSE, brokerage firms may have the authority to vote their customers’ shares on certain routine matters for which they do not receive voting instructions, including the ratification of the independent registered certified public accounting firm. Therefore, brokerage firms may vote such shares with respect to Proposal 2. The election of directors is considered a “non-routine” matter under the rules of the NYSE. In addition, other matters may properly be brought before the meeting that may be considered “non-routine” under the applicable NYSE rules. Shares held by a brokerage firm will not be voted on such non-routine matters by a brokerage firm unless it has received voting instructions from the stockholder and, accordingly, any such shares without voting instruction will be “broker non-votes.”

Q:	Will there be any other items of business on the agenda?

A:	The board of directors does not know of any other matters that may be brought before the annual meeting nor does it foresee or have reason to believe that proxy holders will have to vote for substitute or alternate nominees for election to the board of directors. In the event that any other matter should come before the annual meeting or any nominee is not available for election, the persons named in the enclosed proxy will have discretionary authority to vote all proxies with respect to such matters in accordance with their discretion.

Q:	What happens if I submit my proxy without providing voting instructions on all proposals?

A:	Proxies properly submitted via the Internet, mail or telephone will be voted at the annual meeting in accordance with your directions. If the properly-submitted proxy does not provide voting instructions on a proposal, the proxy will be voted to elect (FOR) the director nominees listed in “Proposal 1 – Election of Directors” and in favor of (FOR) ”Proposal 2 – Ratification of the Appointment of Independent Registered Certified Public Accounting Firm.”

Q:	Will anyone contact me regarding this vote?

A:	No arrangements or contracts have been made with any solicitors as of the date of this proxy statement, although we reserve the right to engage solicitors if we deem them necessary. Such solicitations may be made by mail, telephone, facsimile, e-mail or personal interviews.

Q:	Who has paid for this proxy solicitation?

A:	We have paid the entire expense of preparing, printing and mailing the E-proxy notice and, to the extent requested by our stockholders, this proxy statement and any additional materials furnished to stockholders.

Q:	May stockholders ask questions at the annual meeting?

A:	Yes. There will be time allotted at the end of the meeting when our representatives will answer questions from the floor.

Q:	How do I submit a proposal for the 2011 annual meeting?

A:	Our bylaws currently provide that in order for a stockholder to nominate a candidate for election as a director at an annual meeting of stockholders or propose business for consideration at such meeting, written notice generally must be delivered to our corporate secretary not later than the close of business on the 60th day, and not earlier than the close of business on the 90th day, prior to the first anniversary of the preceding year’s annual meeting. Accordingly, a stockholder nomination or proposal intended to be considered at the 2011 annual meeting, but not included in our proxy statement, generally must be received by our corporate secretary after the close of business on February 3, 2011 and prior to the close of business on March 5, 2011. Proposals should be mailed to the attention of our corporate secretary at 1600 N.E. Miami Gardens Drive, North Miami Beach, Florida 33179. A copy of the bylaws may be obtained from our corporate secretary by written request to the same address.

Our board of directors will review any stockholder proposals that are timely submitted and will determine whether such proposals meet the criteria for inclusion in the proxy solicitation materials or for consideration at the 2011 annual meeting. In addition, the persons named in the proxies retain the discretion to vote proxies on matters of which we are not properly notified at our principal executive offices on or before 60 days prior to the annual meeting and also retain such authority under certain other circumstances.

Q:	What does it mean if I receive more than one E-proxy notice?

A:	It means that you have multiple accounts at the transfer agent or with stockbrokers. Please submit all of your proxies over the Internet, following the instructions provided in the E-proxy notice, by mail or by telephone to ensure that all of your shares are voted.

Q:	Can I change my vote after I have voted?

A:	Yes. Proxies properly submitted over the Internet, by mail or by telephone do not preclude a stockholder from voting in person at the meeting. A stockholder may revoke a proxy at any time prior to its exercise by filing with our corporate secretary a duly executed revocation of proxy, by properly submitting, either by Internet, mail or telephone, a proxy to our corporate secretary bearing a later date or by appearing at the meeting and voting in person. Attendance at the meeting will not by itself constitute revocation of a proxy.

Q:	Can I find additional information on the Company’s website?

A:	Yes. Our website is located at www.equityone.net. Although the information contained on our website is not part of this proxy statement, you can view additional information on the website, such as our corporate governance guidelines, our code of conduct and ethics, charters of our board committees and reports that we file with the SEC. A copy of our corporate governance guidelines, our code of conduct and ethics and each of the charters of our board committees may be obtained free of charge by writing to Equity One, Inc., 1600 N.E. Miami Gardens Drive, North Miami Beach, Florida 33179, Attention: Investor Relations.

CORPORATE GOVERNANCE AND RELATED MATTERS
     Our business, property and affairs are managed under the direction of our board of directors, except with respect to those matters reserved for our stockholders. Our board of directors establishes our overall corporate policies, reviews the performance of our senior management in executing our business strategy and managing our day-to-day operations and acts as an advisor to our senior management. Our board’s mission is to further the long-term interests of our stockholders. Members of the board of directors are kept informed of our business through discussions with our management, primarily at meetings of the board of directors and its committees, and through reports and analyses presented to them. Significant communications between our directors and senior management occur apart from such meetings. The board and each of its committees – audit, compensation, executive and nominating and corporate governance – also have the authority to retain, at our expense, outside counsel, consultants or other advisors in the performance of their duties.
     Charters for the audit, compensation and nominating and corporate governance committees, our corporate governance guidelines and our code of conduct and ethics may be viewed on our website at www.equityone.net under the “About Us” tab. These documents are also available without charge to stockholders who request them by contacting Equity One, Inc. — Investor Relations, at 1600 N.E. Miami Gardens Drive, North Miami Beach, Florida 33179.
Independent Directors
     Under the corporate governance standards of the NYSE, at least a majority of our directors and all of the members of our audit committee, compensation committee and nominating and corporate governance committee must meet the test of “independence” as defined by the NYSE. The NYSE standards provide that to qualify as an “independent” director, in addition to satisfying certain bright-line criteria, the board of directors must affirmatively determine that a director has no material relationship with us (either directly or as a partner, shareholder or officer of an organization that has a relationship with us). In making this determination, the board of directors considered transactions and relationships between each director or any member of his or her immediate family and us and our subsidiaries and affiliates, including those transactions reported below under “Certain Transactions.” Our board of directors determined that each of these transactions and relationships was within the NYSE standards and that none of the transactions or relationships affected the independence of the director involved. The board of directors has determined that each of Messrs. Ben-Ozer, Cassel, Flanzraich, Hetz and Linneman and Ms. Cohen satisfy the bright-line criteria and that none has a relationship with us that would interfere with such person’s ability to exercise independent judgment as a member of our board. Therefore, following the election of the director candidates at the annual meeting, we believe that 67% of our board members will be independent under those rules.
Nominations for Directors
     The nominating and corporate governance committee will consider nominees for director suggested by stockholders in written submissions to our corporate secretary. In evaluating nominees for director, the committee does not differentiate between nominees recommended by stockholders and others. In identifying and evaluating candidates to be nominated for director, the nominating committee reviews the desired experience, mix of skills and other qualities required for appropriate board composition, taking into account the current board members and our specific needs as well as those of the board. This process is designed so that the board of directors includes members with diverse backgrounds, skills and experience, and represents appropriate financial and other expertise relevant to our business. In addition to the personal qualifications of each candidate, the committee will consider, among other things, the following:
•	if the nominee will consent to being named in the proxy and serving, if elected, on the board;

•	whether the candidate qualifies as “independent” under the NYSE rules;

•	the nominee’s biographical data (including other boards on which the nominee serves), business experience and involvement in certain legal proceedings, including any involving our company;

•	transactions and relationships between the nominee and the recommending stockholder, on the one hand, and us or our management, on the other hand;

•	the nominee’s trading history in our stock and his or her current stock ownership information;

•	any material proceedings to which the nominee or his or her associates is a party that are adverse to our company;

•	information regarding whether the recommending stockholder or nominee (or their affiliates) have any plans or proposals for us; and

•	whether the nominating stockholder and nominee seek to use the nomination to redress personal claims or grievances against us or others, or to further personal interests or special interests not shared by our stockholders at large.
The nominating committee also reserves the right to request such additional information as it deems appropriate.
     Although the nominating committee’s charter permits it to engage a search firm to identify director candidates, we did not pay fees to any third parties to assist in the process of identifying or evaluating director candidates to stand for election at the annual meeting.
Executive Sessions
     Pursuant to our corporate governance guidelines, our non-management directors meet in separate executive sessions at least four times a year and as otherwise determined by the lead director (discussed below). The lead director may invite our chief executive officer or others, as he deems appropriate, to attend a portion of these sessions. The non-management directors met four times in executive sessions in 2009.
Board Leadership Structure
     Our board does not have a policy with respect to the separation of the offices of chairman of the board and chief executive officer. Our board believes that this issue is part of the succession planning process and that it is in the best interests of the company for the board to make a determination when it elects a chief executive officer. Since December 2006, Chaim Katzman has served as our chairman of the board and Jeffrey S. Olson has served as our chief executive officer.
     In May 2006, Neil Flanzraich was elected to serve as our lead director and has served in that capacity since that time. The lead director is an independent director who acts in a lead capacity to coordinate the other independent directors, consult with the chairman on board agendas, chair the executive sessions of the non-management directors and perform such other functions as the board may direct.
Stockholder Communications
     Our board has implemented a process by which our stockholders and other interested parties may communicate with one or more members of our board, its committees, the lead director or the non-management directors or independent directors as a group in a writing addressed to Equity One, Inc., Board of Directors, c/o Corporate Secretary, 1600 N.E. Miami Gardens Drive, North Miami Beach, Florida 33179. Such communications may be made on an anonymous or confidential basis. The board has instructed our corporate secretary to promptly forward all such communications to the specified addressees thereof.
Risk Oversight
     Our board provides oversight of the company’s risk exposure by receiving periodic reports from senior management regarding matters relating to financial, operational, legal and strategic risks and mitigation strategies for such risks. In addition, as reflected in the audit committee charter, our board has delegated to the audit committee responsibility to oversee, discuss and evaluate the company’s policies and guidelines with respect to risk assessment and risk management, including internal control over financial reporting. As appropriate, the audit committee provides reports to and receives direction from the full board regarding the company’s risk management policies and guidelines, as well as the audit committee’s risk oversight activities.

Code of Conduct and Ethics
     Our board of directors has adopted a code of conduct and ethics that applies to all of our directors, officers, employees and independent contractors. The code also has specific provisions applicable to all employees with access to, and responsibility for, matters of finance and financial management, including our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions. The full text of the code of conduct and ethics is available at, and we intend to disclose any amendments to, or waivers from, any provision of the code that applies to our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions or any other executive officers or directors by posting such information within four business days of such amendment or waiver on our website at www.equityone.net.
MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS
Meetings
     During the fiscal year ended December 31, 2009, our board of directors held a total of 10 meetings. Each of our directors attended at least 75% of the aggregate of (i) the number of the meetings of the board of directors which were held during the period that such person served on the board of directors and (ii) the number of meetings of committees of the board of directors held during the period that such person served on such committee. Although we have no specific requirement regarding the attendance at the annual meeting of stockholders by our directors, our bylaws require that a meeting of our directors be held following the annual meeting of stockholders. In 2009, all but four of our directors attended the annual meeting in person.
Committee Membership
     We have four standing committees: the executive committee, the audit committee, the compensation committee and the nominating and corporate governance committee.
     The current members of our committees are as follows:

Nominating and
Corporate
Name	Audit		Compensation		Governance	Executive
Noam Ben-Ozer	X				X *
James Cassel			X		X
Cynthia Cohen	X	*			X
Neil Flanzraich**			X		X
Nathan Hetz	X
Chaim Katzman						X	*
Peter Linneman			X	*	X	X
Jeffrey S. Olson						X
Dori Segal						X

*	Chair

**	Lead Director
     Executive Committee. The executive committee is authorized to perform all functions which may be lawfully delegated by the board of directors; provided, however, that the executive committee may only approve the sale, acquisition or development of properties with a purchase price or otherwise requiring an equity investment of no more than $50 million and the acquisition of undeveloped land with a purchase price of not more than $20 million. The executive committee met or took action by consent two times during the year ended December 31, 2009.
     Audit Committee. The members of the audit committee are “independent,” as defined under the NYSE listing standards and the rules and regulations of the Securities and Exchange Commission, or SEC. The board has determined that each of the members qualifies as an “audit committee financial expert” as defined by the rules and regulations of the SEC. The audit committee’s functions include reviewing and discussing our financial statements, including reviewing our specific disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” with our management and independent registered certified public accounting firm, retaining and terminating the engagement of our independent registered certified public accounting firm, determining the independence of such firm and discussing with management and the independent registered certified public accounting firm the quality and adequacy of our disclosure controls and procedures and internal controls. The audit committee is also responsible for overseeing, discussing and evaluating our guidelines, policies and processes with respect to risk assessment and risk management and the steps management has taken to monitor and control risk exposure, and advises the board of directors with respect to such matters, as appropriate. The audit committee met six times during the year ended December 31, 2009.
     Please refer to the audit committee report, which is set forth on page 14 of this proxy statement, for a further description of our audit committee’s responsibilities and its recommendation with respect to our audited consolidated financial statements for the year ended December 31, 2009.
     Compensation Committee. The members of the compensation committee are “independent,” as defined under the NYSE listing standards. The compensation committee’s functions consist of administering our 2000 Executive Incentive Compensation Plan, as amended, or 2000 plan, and our 2004 Employee Stock Purchase Plan, recommending, reviewing and approving our salary, bonus and fringe benefits policies, including compensation of our executive officers, and discussing with management the Compensation Discussion and Analysis and, if appropriate, recommending its inclusion in our annual report on Form 10-K and proxy statement. The compensation committee met eight times during the year ended December 31, 2009. The compensation committee has the power to create subcommittees with such powers as the compensation committee may from time to time confer to such subcommittees. For a description of the role performed by executive officers and compensation consultants in determining or recommending the amount or form of executive and director compensation, see “Compensation Discussion and Analysis – Management’s and Advisor’s Role in Compensation Decisions.”
     Please refer to the compensation committee report, which is set forth on page 15 of this proxy statement, for a further description of our compensation committee’s responsibilities.
     Nominating and Corporate Governance Committee. The members of the nominating and corporate governance committee are “independent,” as defined under the NYSE listing standards. The committee’s duties include establishing criteria for recommending candidates for election or reelection to the board, considering issues and making recommendations concerning the size, composition, organization and effectiveness of the board, including committee assignments, establishing and overseeing procedures for annual assessment of board and director performance, evaluating issues of corporate governance and making recommendations to the board regarding our governance policies and practices. The nominating and corporate governance committee met seven times during the year ended December 31, 2009.

PROPOSAL 1 – ELECTION OF DIRECTORS
     The board of directors proposes that the nominees described below be elected for a one-year term and until their successors are duly elected and qualify. All of the nominees are currently serving as our directors.

Principal Occupation,
Nominee	Business Experience, Other Directorships Held and Age
Noam Ben-Ozer	Mr. Ben-Ozer was elected as a director in 1996. Since 2002, Mr. Ben-Ozer has served as founder and principal of Focal Advisory, a consulting and M&A firm based in Boston, Massachusetts. In 2007, Mr. Ben-Ozer also founded Focal Energy, an energy project management firm. Prior to that, Mr. Ben-Ozer served as co-founder of iPhrase Technologies, Inc., a privately-held software company, from 1999 to 2002. Prior to founding iPhrase Technologies, Inc., Mr. Ben-Ozer was a Manager with Bain & Company. Since November 2009, Mr. Ben-Ozer has served as a director of Atrium European Real Estate Ltd.; he previously served as a director of deltathree, Inc. Mr. Ben-Ozer is a certified public accountant in Israel and received an M.B.A. from the Harvard Business School. Mr. Ben-Ozer is 46 years old. Our board of directors has concluded that Mr. Ben-Ozer’s qualifications to serve on our board include his experience as a long-standing board member of ours, in business consulting and as an entrepreneur and founder of several successful businesses.

James S. Cassel	Mr. Cassel was elected as a director in April 2005. Mr. Cassel is currently a private investor and president of J. Cassel & Co. L.L.C., a financial advisory firm. From 2006 until December 2009, Mr. Cassel served as Vice Chairman and Head of Investment Banking of Ladenburg Thalmann & Co. Inc., an investment banking company that in 2006 purchased Capitalink, L.C., a South Florida based investment banking company founded by Mr. Cassel in 1998 and where he served as its president from 1998 to 2006. From 1996 to 1998, he served as president of Catalyst Financial, an investment banking company. Mr. Cassel received a B.S. from American University and a Juris Doctorate from the University of Miami. Mr. Cassel is 54 years old. Our board of directors has concluded that Mr. Cassel’s qualifications to serve on our board include his background as an investment banker and as a real estate and corporate attorney and his experience and familiarity with capital market activities in general.

Cynthia R. Cohen	Ms. Cohen was elected as a director in 2006. She founded Strategic Mindshare, a strategic management consulting firm serving retailers and consumer product manufacturers, in 1990 and, since that time, has served as its president. Ms. Cohen is a director of bebe stores, inc., a specialty apparel retailer, and Steiner Leisure Limited, a spa operator, both of which are public companies. Ms. Cohen also serves on the executive advisory board for the Center for Retailing Education and Research at the University of Florida. Ms. Cohen previously served as a director of Hot Topic, Inc. and The Sports Authority. She is a graduate of Boston University. Ms. Cohen is 57 years old. Our board of directors has concluded that Ms. Cohen’s qualifications to serve on our board include her extensive experience in the retail industry, as a retail consultant and as a board member of several public retail companies.

Neil Flanzraich	Mr. Flanzraich was elected as a director in April 2005. Mr. Flanzraich is currently a private investor. From May 1998 to 2006, he served as a director, vice chairman and president of IVAX Corporation, a company specializing in the discovery, development, manufacturing and marketing of branded and generic pharmaceuticals and veterinary products, and as a director of IVAX Diagnostics, Inc. IVAX was acquired by Teva Pharmaceuticals in January 2006. From 1995 to 1998, Mr. Flanzraich was a shareholder and served as chairman of the life sciences legal practice group of Heller Ehrman White &

Principal Occupation,
Nominee	Business Experience, Other Directorships Held and Age
McAuliffe, formerly a San Francisco-based law firm. From 1981 to 1995, he served in various capacities at Syntex Corporation, a pharmaceutical company, most recently as its senior vice president, general counsel and a member of the corporate executive committee. In addition to our board of directors, he is also a director of Continucare Corporation, a healthcare company, Javelin Pharmaceuticals, Inc., a pharmaceutical company, BELLUS Health Inc. (formerly known as Neurochem Inc.), a biotechnology company, and Chipotle Mexican Grill, Inc., a chain of Mexican restaurants. All of these are public companies. From December 2000 until March 2009, Mr. Flanzaich served as a director of Rae Systems, Inc. He received an A.B. degree from Harvard College (phi beta kappa, magna cum laude) and a Juris Doctorate from Harvard Law School (magna cum laude). Mr. Flanzraich is 66 years old. Our board of directors has concluded that Mr. Flanzraich’s qualifications to serve on our board include his experience as a senior corporate executive for public companies for over 25 years and his experience as an investor in, and member of the boards of directors of, numerous publicly-traded companies.

Nathan Hetz	Mr. Hetz was elected as a director in November 2000. We and several of our stockholders have agreed, pursuant to a stockholders agreement, that as long as Alony Hetz Properties & Investments, Ltd., an Israeli corporation that specializes in real estate investments in Israel, Switzerland, Great Britain, Canada and the United States, the shares of which are publicly traded on the Tel-Aviv Stock Exchange and one of our principal, indirect stockholders, or its affiliates own at least three percent of our common stock, it may designate one nominee for election to our board of directors. Alony Hetz has chosen Mr. Hetz as its nominee pursuant to this agreement. Since November 1990, Mr. Hetz has served as the chief executive officer, director and principal shareholder of Alony Hetz. Mr. Hetz currently serves as a director of First Capital Realty Inc., an Ontario-based real estate company, the common stock of which is listed on the Toronto Stock Exchange and which may be deemed to be controlled by Gazit-Globe, Ltd., one of our principal, indirect stockholders, Amot Investments Ltd., a real estate company, the shares of which are publicly traded on the Tel-Aviv Stock Exchange, and PSP Swiss Property, a real estate company, the shares of which are publicly traded on the Swiss Stock Exchange. Mr. Hetz received a B.A. in accounting from Tel-Aviv University in Israel and is a certified public accountant in Israel. Mr. Hetz is 57 years old. Our board of directors has concluded that Mr. Hetz’ qualifications to serve on our board include his experience as an international real estate executive, board member and investor, having investments in, and serving as an executive and board member of, numerous publicly-traded real estate companies.

Chaim Katzman	Mr. Katzman has served as the chairman of our board since our formation in 1992. He also served as our chief executive officer until December 2006 and president until November 2000. Mr. Katzman has been involved in the purchase, development and management of commercial and residential real estate in the United States since 1980. Mr. Katzman purchased the controlling interest of Gazit Inc., a publicly-traded company listed on the Tel-Aviv Stock Exchange, and one of our principal, indirect stockholders, in May 1991, has served as the chairman of its board and chief executive officer since that time, and remains its largest stockholder. Shulamit Katzman, Mr. Katzman’s wife, is the vice chairman of the board of directors of Gazit Inc. Mr. Katzman has served as a director of Gazit-Globe Ltd., a publicly-traded real estate investment company listed on the Tel-Aviv Stock Exchange and one of our principal, indirect stockholders, since 1994 and as its chairman since 1998. Mr. Katzman also serves as non-executive chairman of the board of First Capital Realty Inc. In 2008, Mr. Katzman was named chairman of the board of Atrium European Real Estate Ltd., a leading real estate company that owns, operates and develops shopping centers in Central and Eastern Europe, the shares of which are listed on the Vienna Stock Exchange. Mr. Katzman received an LL.B. from Tel Aviv University

Principal Occupation,
Nominee	Business Experience, Other Directorships Held and Age
Law School in 1973. Mr. Katzman is 60 years old. Our board of directors has concluded that Mr. Katzman’s qualifications to serve on our board include his experience as our chairman and founder, his real estate and financial expertise as well as his experience as an investor, owner and executive of multiple international real estate companies.

Peter Linneman, Ph.D.	Dr. Linneman was elected as a director in November 2000. Since 1979, Dr. Linneman has been the Albert Sussman Professor of Real Estate, Finance and Public Policy at the University of Pennsylvania, Wharton School of Business. Dr. Linneman is currently a principal of Linneman Associates, a real estate advisory firm, and a principal of American Land Funds, a private equity firm. Dr. Linneman is currently serving as a director of JER Investors Trust, Inc., a finance company that acquires real estate debt securities and loans, and Atrium European Real Estate Ltd. Dr. Linneman previously served as a director of Bedford Property Investors, Inc. Dr. Linneman holds both a masters and a doctorate degree in economics from the University of Chicago. Dr. Linneman is 59 years old. Our board of directors has concluded that Mr. Linneman’s qualifications to serve on our board include his experience over many years in financial and business advisory services and investment activity and his experience as a member of numerous public and private boards, including many real estate companies.

Jeffrey S. Olson	Mr. Olson was elected to our board of directors in November 2006. He was elected chief executive officer in December 2006 and served as our President from November 2006 to March 2008. From March 2002 until joining us as consulting executive officer in September 2006, Mr. Olson served as president of the Eastern and Western shopping center regions of Kimco Realty Corporation, one of the nation’s largest publicly-traded shopping center development and management companies. From 2000 to 2002, he served as senior vice president, co-head of real estate research for UBS Warburg. Mr. Olson has a Masters of Science in Real Estate from The Johns Hopkins University, a B.S. in accounting from the University of Maryland and was previously a certified public accountant. Mr. Olson is 42 years old. Our board of directors has concluded that Mr. Olson’s qualifications to serve on our board include his experience as our chief executive officer and general expertise in real estate operations, as well as his knowledge of the REIT industry developed as an analyst covering many U.S. REITs.

Dori Segal	Mr. Segal was elected as a director in November 2000 and our vice chairman in May 2006. Mr. Segal also serves as executive vice chairman of Gazit-Globe, Ltd., one of our principal, indirect stockholders, and previously served as its president. Since August 2000, Mr. Segal has served as chief executive officer, president and as vice chairman of the board of First Capital Realty Inc. Mr. Segal has also served since 2004 as a Director of Citycon Oyj, a Finnish real estate company, the shares of which are traded on the Helsinki Stock Exchange, and since June 2009, as chairman of the board of Gazit America Inc., an Ontario-based real estate company, the shares of which are traded on the Toronto Stock Exchange, and one of our principal, indirect stockholders. Since 1995, Mr. Segal has served as the president of Gazit Israel Ltd., a real estate investment holding company. Mr. Segal is 48 years old. Our board of directors has concluded that Mr. Segal’s qualifications to serve on our board include his experience as a director and executive of a large, publicly traded real estate company and his expertise in operating, owning and managing shopping center assets in North America, in addition to his management activities in numerous international real estate companies.
Vote Required
     The vote of a plurality of all votes cast at the meeting at which a quorum is present is necessary for the election of a director. For purposes of the election of directors, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote, although they will be considered present for the purpose of determining the presence of a quorum.
RECOMMENDATION – The Board of Directors Recommends a Vote FOR Each Named Nominee

EXECUTIVE OFFICERS
     As of the date of this proxy statement, our executive officers are as follows:

Name	Age	Position
Jeffrey S. Olson	42	Chief Executive Officer
Thomas A. Caputo	63	President
Mark Langer	43	Executive Vice President, Chief Financial Officer, Chief Administrative Officer and Treasurer
Arthur L. Gallagher	39	Executive Vice President, General Counsel and Corporate Secretary
     Mr. Olson also serves as director. His biographical information can be found in the section entitled “Proposal 1 – Election of Directors” on page 8.
     Thomas A. Caputo has served as our president since March 2008. Prior to joining us, from December 2000 to March 2008, Mr. Caputo was executive vice president and head of the portfolio management and acquisition groups at Kimco Realty Corporation, a publicly-traded real estate investment trust. From January 2000 to December 2000, he was a principal of H&R Retail, a private real estate company specializing in development and redevelopment of real estate and located in Baltimore, Maryland. From April 1983 to December 1999, Mr. Caputo was a principal with RREEF, a pension fund advisor, where he was in charge of nationwide retail acquisitions and dispositions and a member of its investment committee. Prior to joining RREEF, from February 1976 to March 1983, Mr. Caputo was the principal in charge of retail leasing with Collier Pinkard in Baltimore, Maryland. He has a B.A. from Randolph Macon College.
     Mark Langer has served as our executive vice president and chief financial officer since April 2009 and chief administrative officer since January 2008. Prior to joining us, Mr. Langer served as Chief Operating Officer of Johnson Capital Management, Inc., an investment advisory firm, from January 2000 to December 2007. From July 1988 to January 2000, he was a partner in the assurance practice in the Washington D.C. office of KPMG, LLP. Mr. Langer has a Bachelors of Business Administration from James Madison University.
     Arthur L. Gallagher has served as our executive vice president since February 2008, as senior vice president from December 2006 to February 2008 and as our general counsel and corporate secretary since joining us in March 2003. Prior to joining us, Mr. Gallagher was with the law firms of Greenberg Traurig P.A., Miami, Florida, from 1999 to 2003, and Simpson Thacher & Bartlett, New York, New York, from 1997 to 1999. Mr. Gallagher received a B.A. from the University of North Carolina – Chapel Hill and a Juris Doctorate from Duke University School of Law.

PROPOSAL 2 – RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM
     The audit committee has selected and appointed the firm of Ernst & Young LLP to act as our independent registered certified public accounting firm for 2010. Ernst & Young LLP was first engaged to audit our books for the fiscal year ended December 31, 2005 and has served as our independent registered certified public accounting firm since that time. Ratification of the appointment of the registered certified public accounting firm requires a majority of the votes cast. Any shares not voted, whether by abstention, broker non-vote, or otherwise, have no impact on the vote.

RECOMMENDATION:	The Board recommends that the stockholders vote FOR ratification of the appointment of Ernst & Young LLP.
     Although stockholder ratification of the appointment of our independent registered certified public accounting firm is not required by our bylaws or otherwise, we are submitting the selection of Ernst & Young LLP to our stockholders for ratification as a matter of good corporate governance practice. Even if the selection is ratified, the audit committee in its discretion may select a different independent registered certified public accounting firm at any time if it determines that such a change would be in our best interest and the best interests of our stockholders. If our stockholders do not ratify the audit committee’s selection, the audit committee will take that fact into consideration, together with such other factors it deems relevant, in determining its next selection of independent registered certified public accounting firm.
     In choosing our independent registered certified public accounting firm, our audit committee conducts a comprehensive review of the qualifications of those individuals who will lead and serve on the engagement team, the quality control procedures the firm has established, and any issue raised by the most recent quality control review of the firm. The review also includes matters required to be considered under the Securities and Exchange Commission rules on “Auditor Independence,” including the nature and extent of non-audit services to ensure that they will not impair the independence of any such firm.
     Representatives of Ernst & Young LLP are expected to be present at the annual meeting. These representatives will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.
Fees Paid to Independent Registered Certified Public Accounting Firm
     The following table provides information of fees billed by Ernst & Young LLP to us during or in connection with the years ended December 31, 2008 and 2009 for services provided:

	2008	2009
Audit Fees	$804,135	$854,475
Audit-Related Fees	—	—
Tax Fees	$174,910	—
All Other Fees	—	—
     All audit and non-audit services were pre-approved by the audit committee, either pursuant to the audit committee’s pre-approval policy described below or through a separate pre-approval by the audit committee, which concluded that the provision of such services by the independent auditors was compatible with the maintenance of that firm’s independence from us.

Audit Fees
     Audit fees for 2008 and 2009 were incurred for professional services in connection with the audit of our consolidated financial statements and internal control over financial reporting for the years ended December 31, 2008 and 2009, reviews of our interim consolidated financial statements which are included in each of our quarterly reports on Form 10-Q for the years ended December 31, 2008 and 2009, and preparation of “comfort letters” for the issuance of our securities in both years.
Audit-Related Fees
     We did not incur any audit-related fees in 2008 and 2009.
Tax Fees
     In 2008, we engaged our independent registered certified public accounting firm with respect to certain tax matters arising from our formation of, and contribution of assets to, our joint venture with Global Retail Investors, LLC. Our independent registered certified public accounting firm did not provide professional tax services during 2009.
All Other Fees
     In 2008 and 2009, we incurred no other fees.
Pre-Approval Policies and Procedures
     The audit committee’s policy is to review and pre-approve any engagement of our independent registered certified public accounting firm to provide any audit or permissible non-audit service to us. The audit committee adopts an audit and non-audit services pre-approval policy which is reviewed and reassessed by the audit committee annually. This policy includes a list of specific services within certain categories of services, including audit, audit-related, tax and other services, which will be specifically pre-approved for the upcoming or current fiscal year, subject to an aggregate maximum annual fee payable by us for each category of pre-approved services. Any service that is not included in the list of pre-approved services must be separately approved by the audit committee.

REPORT OF THE AUDIT COMMITTEE
     The following report of the audit committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any of our other filings under the Securities Act of 1933 or the Securities Exchange Act of 1934.
     In accordance with its written charter adopted by our board of directors, the audit committee’s role is to act on behalf of the board of directors in the oversight of our accounting, auditing and financial reporting practices. The audit committee currently consists of three members, each of whom is “independent” as that term is defined by the NYSE listing standards and the rules and regulations of the Securities and Exchange Commission.
     Management is responsible for our financial reporting process including our system of internal controls, and for the preparation of our consolidated financial statements in accordance with generally accepted accounting principles. Our independent accountants are responsible for auditing those financial statements. It is the audit committee’s responsibility to monitor and review these processes. It is not the audit committee’s duty or responsibility to conduct auditing or accounting reviews or procedures. The audit committee does not consist of our employees and it may not be, and may not represent itself to be or to serve as, accountants or accountants by profession or experts in the fields of accounting or auditing. Therefore, the audit committee has relied on management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States and on the representations of our independent accountants included in their report on our financial statements. The audit committee’s oversight does not provide it with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the audit committee’s considerations and discussions with management and with our independent accountants do not assure that our financial statements are presented in accordance with generally accepted accounting principles, that the audit of our financial statements has been carried out in accordance with generally accepted auditing standards or that our independent accountants are in fact “independent.”
     In fulfilling its oversight responsibilities, the audit committee reviewed the audited financial statements for the fiscal year ended December 31, 2009 with management, including a discussion of the quality of the accounting principles, the reasonableness of significant judgments, the clarity of disclosures in the financial statements and the effectiveness of our disclosure controls and procedures and internal controls over financial reporting. The audit committee reviewed the financial statements for the fiscal year ended December 31, 2009 with our independent accountants and discussed with them all of the matters required to be discussed by Statement of Auditing Standards No. 61 (Communications with Audit Committees), as amended and as adopted by the Public Company Accounting Oversight Board, including their judgments as to the quality, not just the acceptability, of our accounting principles. In addition, the audit committee has received the written disclosures and the letter from our independent accountants required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountants’ communications with the audit committee concerning independence and has discussed with our independent accountants their independence from our management and from us. Upon its review, the audit committee has satisfied itself as to our independent accountants’ independence.
     Based on the review and discussions with management and the independent accountants, and subject to the limitations on its role and responsibilities described above, the audit committee recommended to our board of directors, and the board of directors has approved, that the audited financial statements be included in our annual report on Form 10-K for the year ended December 31, 2009, as filed with the SEC on March 9, 2010. The undersigned members of the audit committee have submitted this report to us.
Members of the Audit Committee
Cynthia Cohen, Chair
Noam Ben-Ozer
Nathan Hetz

COMPENSATION COMMITTEE REPORT
     The compensation committee consists of the three directors named below, each of whom is “independent” under the New York Stock Exchange listing standards. The compensation committee has overall responsibility for:
•	determining the compensation of the executive officers, including setting and determining achievement of established performance goals;

•	designing, with the active assistance of management and the committee’s consultants, the company’s executive compensation program;

•	administering the company’s stock-based compensation plans and programs;

•	recommending any new elements of executive compensation or programs for consideration to the full board of directors; and

•	discussing the Compensation Discussion and Analysis required by SEC regulations with management and, if appropriate, recommending its inclusion in the company’s annual report on Form 10-K and proxy statement.
     The compensation committee reviewed and discussed with management the Compensation Discussion and Analysis that begins on page 16 of this proxy statement. Based on our review and these discussions with management, the compensation committee has recommended its inclusion in the company’s annual report on Form 10-K for the fiscal year ended December 31, 2009 and proxy statement for the company’s 2010 annual meeting of stockholders.
Members of the Compensation Committee
Peter Linneman, Chairman
James S. Cassel
Neil Flanzraich
Risk Considerations in our Compensation Programs
     We have reviewed our compensation structures and policies as they pertain to risk and have determined that our compensation programs do not create or encourage the taking of risks that are reasonably likely to have a material adverse effect on the company.
Compensation Committee Interlocks and Insider Participation
     No member of the compensation committee during 2009 was an officer, employee or former officer of ours or any of our subsidiaries or had any relationship that would be considered a compensation committee interlock and would require disclosure in this proxy statement pursuant to SEC regulations. None of our executive officers served as a member of a compensation committee or a director of another entity under the circumstances requiring disclosure in this proxy statement pursuant to SEC regulations.

COMPENSATION DISCUSSION AND ANALYSIS
Overview
     The following discussion is intended to supplement the more detailed information concerning executive compensation that appears in the tables and the accompanying narrative that follow. It is also intended to provide both a review of our compensation policies for 2009 and describe our compensation policies with respect to our executive officers. Our goal is to provide a better understanding of our compensation practices and the decisions made concerning the compensation payable to our executive officers, including the chief executive officer, or CEO, and the other executive officers named in the “Summary Compensation Table” below. These officers are referred to herein as the “named executive officers.”
     The compensation committee of our board of directors, referred to in this section as the “committee,” designs and administers our executive compensation program. All principal elements of compensation paid to our executive officers are subject to approval by the committee. The Compensation Committee Report appears on page 15 of this proxy statement.
Objectives
     The principal objectives of our executive compensation program are to:
•	attract and retain the most talented executives in our industry;

•	motivate executives to achieve corporate performance objectives as well as individual goals; and

•	align the interests of our executives with those of our stockholders.
Management’s and Advisor’s Role in Compensation Decisions
     The committee evaluates the performance of our CEO, Mr. Olson, and determines his compensation based on this evaluation. Mr. Olson makes recommendations to the committee of annual compensation to be paid to all other executive officers. He also makes recommendations for equity awards to other employees throughout the company. The committee can accept, reject or modify Mr. Olson’s recommendations as it sees fit.
     Under its charter, the committee has the authority to engage independent compensation consultants or other advisors. The committee has on occasion relied upon outside advisors to ascertain competitive pay levels, evaluate pay program design, and assess evolving compensation trends. In May 2009, the committee engaged FPL Associates L.P., or FPL, to review our compensation arrangements with our chairman of the board. In addition, in December 2009, the committee also engaged FPL to review our executive compensation programs in connection with the 2010 expiration of employment agreements with three of our executive officers. While limited work was conducted by FPL in 2009 with respect to that engagement, it is anticipated that during 2010, FPL will advise the committee with respect to the on-going employment terms and the compensation arrangements with our CEO and other executive officers. No compensation advisors were retained in 2008.
Principal Elements of Compensation and Total Direct Compensation
     We have designed our executive compensation program to include three major elements—base salary, annual cash bonus incentives and long-term cash and long-term equity incentives, such as stock options and restricted stock awards. Historically, the principal elements of our executive compensation program are agreed to and determined at the time of our entry into the applicable employment agreement with each executive officer. These agreements mandate levels and types of compensation, including certain minimum levels of compensation. These agreements are described below under the sub heading entitled “Payments upon Termination of Employment and Change of Control.”
     Although all three of these elements are integrated into our compensation program, the elements are intended to achieve different objectives:

•	base salaries are intended to provide an appropriate level of fixed compensation that will assist in employee retention and recruitment;

•	annual cash bonus incentives provide additional motivation for the achievement of specified objectives at the corporate or individual levels; and

•	long-term cash and equity incentives align the interests of our executives more closely with the interests of our stockholders because they are tied to our financial and stock performance and vest or accrue over a number of years, encouraging executives to remain our employees.
     Base Salaries. In order to attract and retain the most talented executives in our industry, we must set the base salaries of executive officers at levels that are competitive with other companies engaged in the retail real estate industry and of comparable size and scope that compete with us for executive talent. We expect that the base salaries should be in the upper half of the range of base salaries for comparable positions and tenure at other large real estate companies. Although base salaries are generally targeted at these levels, the actual salary of an executive may be above or below the targets based on factors unique to that executive, such as experience, competency or the availability of meaningful peer data for the executive. In order to benchmark these levels of base salaries, the committee has in the past engaged compensation consultants, as described above, and subscribes to and reviews published relevant executive compensation surveys.
     In 2009, we acquired rights to the National Association of Real Estate Investment Trust’s, or NAREIT’s, annual compensation survey. This survey was produced by FPL or its affiliates and had 105 participating companies, both public and private. The data were compiled for 84 positions and were broken down by property sector classification, including retail real estate, company size by capitalization and company size by number of employees. The survey results described base salary, total annual cash compensation, long-term incentive values and total compensation by position.
     The committee reviews base salaries of the CEO and the other executive officers annually and makes adjustments, in light of past individual performance as measured by both qualitative and quantitative factors and the potential for making significant contributions in the future. The committee generally considers individual performance factors in addition to our overall performance in a particular year in determining base salary levels. For instance, the committee may consider the completion of one or more strategic projects or transactions, direct contribution to company goals, promotions, etc. in determining base salaries of our executive officers.
     Under our employment agreement with our executives, increases in base salary are left to the discretion of the committee. In addition, all of the employment agreements with our executive officers prohibit us from decreasing the base salaries during the term of the agreement.
     In 2009, given the uncertain economic environment and turmoil in the credit markets, each of our executive officers voluntarily agreed to take a 10% reduction in their base salaries.
     Cash Incentives. Historically, we have paid annual cash bonuses to executive officers based in part on minimum bonuses provided under the executives’ employment agreements and in part based on the achievement of specified performance measures. We typically determined the specific measures and the possible bonus amounts annually. With respect to the prior performance year, the committee determines whether the bonus criteria have been achieved at a meeting in February or March and bonuses are paid by March 15th of each year. Because the committee believes strongly in our executives working together as a team, commencing in calendar year 2008, it set the same specific measures for corporate objectives for all of our executive officers.
     In 2009, in order to further align the interests of our executives and our stockholders, the committee did not establish cash performance measures. Rather, it adopted a multi-year equity incentive award program instead. This equity plan is described below under the heading “2009 Compensation Decisions – Equity Awards.”
     In addition, in connection with the negotiation of the initial employment agreement with Mr. Olson in 2006, we agreed to pay him a one-time, long-term cash bonus. The amount of this long-term bonus ranged from $0 to $6 million and is payable if our total stockholder return exceeds both a fixed minimum return and the average return of a group of our peers over a performance period that ends in December 2010, or sooner in the event of a change of control or his termination without cause. The peers are: Acadia Realty Trust, Cedar Shopping Centers, Inc., Developers Diversified Realty Corporation, Federal Realty Investment Trust, Ramco-Gershenson Properties Trust, Regency Centers Corporation, Saul Centers, Inc. and Weingarten Realty Investors.
     Equity Incentives. The committee strongly believes that providing executives with an opportunity to increase their ownership of our common stock aligns their interests with the interests of our stockholders. Therefore, we offer equity incentives which generally take the form of awards under the 2000 plan, which is administered by the committee. Although the 2000 plan authorizes a variety of equity incentive awards, the only forms of equity awards the committee has granted have been stock options and restricted stock.
     Under the employment agreements with our executive officers, the committee may grant equity incentive awards on an annual basis as it may reasonably determine as fairly compensating and rewarding the executives for services rendered to us, subject in each case to minimum awards specified in the executives’ employment agreements.
     Total Annual Compensation. The committee considers total annual compensation, in addition to individual elements of compensation, when assessing the competitiveness of our pay practices. Once again, to gauge this competitiveness, we reviewed the NAREIT compensation survey. Total annual compensation for a given year consists of salary, annual cash bonus earned and the value of the stock options and restricted stock awards earned, paid or awarded during that year. Bonuses and equity awards with respect to performance in a given year are generally paid or granted in the following year.
Other Elements of Compensation
     Retirement and Health and Welfare Benefits. We have never had a traditional or defined benefit pension plan. We do, however, maintain a 401(k) retirement plan in which all employees can participate on the same terms. Under the 401(k) retirement plan, we match 100% of the participant’s contribution up to 3% of the participant’s annual compensation and 50% of the contribution for the next 3% of the participant’s annual compensation. Our matching contributions made prior to January 1, 2007 become vested pro rata over the first three years of service; following the third year of service, all contributions are vested. Matching contributions that were made after January 1, 2007 are 100% vested when made. Our matching contributions are subject to applicable IRS limits and regulations. The contributions that we made to the 401(k) accounts of the named executive officers are shown in the All Other Compensation column of the Summary Compensation Table on page 22 and are detailed in footnote 5 to that table.
     Employment, Termination and Change of Control Agreements. We have employment agreements with each of our named executive officers. A summary of these employment agreements appears in the section of this proxy statement entitled “Payments Upon Termination of Employment and Change of Control.” These agreements provide for various payments and benefits to be made to the executives if their employment with us is terminated for certain reasons or if there is a change of control. The circumstances in which payments may be made and the potential amounts of those payments are described in more detail below. The payments provided for in these agreements are to ensure the ongoing commitment of these executive officers to the best interests of our stockholders in the event of a change of control or other potential termination events.
     Personal Benefits. We provide certain other benefits to the executives, including the use of an automobile, reimbursement of expenses related to their automobiles, automobile allowances or other driver services.
     Deferred Compensation Plan. Until February 2009, we maintained a non-qualified deferred compensation plan that permitted senior executives and key employees to defer up to 90% of their base salary and all or any portion of their cash bonuses. Although we had the discretion to contribute a matching amount or make additional incentive contributions, we did not do either under the plan. As a result, all the contributions disclosed in the Nonqualified Deferred Compensation Table on page 26 represent compensation previously earned by the executive. No compensation was deferred under the plan in 2009, and in February 2009, all deferred compensation accounts under the plan were distributed to participants as permitted by the regulations under the Internal Revenue Code. We do not anticipate permitting employees to defer compensation under the plan in the future.

     For more information, see the Nonqualified Deferred Compensation Table and accompanying narrative on page 26.
2009 Compensation Decisions
     In 2009, our executive officers included Messrs. Olson, Caputo, Gallagher and Langer and, in addition, Gregory Andrews, our former chief financial officer, and Thomas McDonough, our former chief investment officer. In April 2009, our employment arrangements with Messrs. Andrews and McDonough were terminated. A summary of the compensation, severance and other benefits paid to these executive following the termination of employment is provided below.
     Base Salaries. We have employment agreements with each of our executive officers. Therefore, the base salaries of these executives are based on amounts set forth in those agreements. During the term of these agreements, the committee has the right to increase, but not decrease, the base salaries. The committee took no action with respect to the base salaries of the executive officers in 2009. However, as a result of our difficult operating environment, each of our current executive officers voluntarily took a 10% reduction in his 2009 base salary. Commencing January 1, 2010, the base salaries were automatically restored to the pre-reduction levels.
     Annual Cash Bonuses. Historically, in February or March of each calendar year, the committee would establish objective performance measures for annual cash incentive awards under the 2000 plan. These amounts, together with the contractual minimum bonuses set forth under the employment agreements, provided for total cash bonuses payable to the executives. In recent years, performance measures included: Funds from operations, or FFO, per share, same property net operating income, or NOI, growth and total stockholder return. These measures were deemed appropriate because each objective was closely monitored by the REIT industry and the success of these objectives should contribute to the long-term success of our company. FFO in particular is believed to be an appropriate performance measure for REITs because it excludes various items in net income that do not relate to or are not indicative of the continuing operating performance of the ownership, management and development of real estate.
     In 2009, in order to further align the interests of our executives and our stockholders, the committee decided not to establish any cash incentive measures and not to pay any annual cash bonus to its executive officers above the minimum levels required under the executives’ employment agreements. Instead, the committee established the multi-year equity award program described below, and the executives received the minimum bonus amounts set forth in their employment agreements.
     Equity Awards. For 2009, the committee awarded each of the executives either restricted stock or options, or both, in the minimum amounts and with the annual vesting required by their employment agreements. In the case of Mr. Olson, he received an option to purchase 200,000 shares of our common stock vesting over two years. Messrs. Caputo and Langer each received an option to purchase 100,000 shares of our common stock vesting over four years. Mr. Gallagher was awarded 7,500 shares of restricted stock and an option to purchase 28,615 shares, each vesting over three years.
     In October 2009, the committee adopted an equity incentive award program, which we refer to as the outperformance program, under the 2000 plan which is designed to provide our executive officers with equity awards if we outperform our peer group over the two-year period beginning January 1, 2009 and ending December 31, 2010. The program measures performance with respect to total stockholder return over the performance period subject to a minimum return of 10% over such period. The incentive program includes a bonus pool of approximately $2.0 million. Each of the executives is eligible for a maximum payout under the program as follows:

Executive	Bonus Pool
Jeffrey S. Olson	$530,506
Thomas A. Caputo	$438,000
Mark Langer	$610,000
Arthur L. Gallagher	$482,500

     Under the incentive program, assuming the minimum total stockholder return is met, the amount of the bonus pool actually earned is determined in accordance with the following:

Basis Points (bp) Above
Peer Average Total Return	% of Bonus Pool Earned:
Less than 50 bp	0
50 – 99 bp	25%
100 – 199 bp	50%
200 – 299 bp	75%
300 bp or greater	100%
The peer group used for purposes of determining the peer return are: Acadia Realty Trust, Cedar Shopping Centers, Inc., Federal Realty Investment Trust, Regency Centers Corporation, Saul Centers, Inc. and Weingarten Realty Investors. If any of these companies is acquired or otherwise ceases to exist, that company will be eliminated from the peer group.
     The amount of the incentive award will be determined as of December 31, 2010. Executives will have the option to receive the award in either shares of our common stock or options to purchase common stock. The number of shares of stock shall be equal to the product of the amount of the bonus pool earned multiplied by 1.05 and then divided by our closing stock price on December 31, 2010. The number of options shall be equal to the product of the amount of the bonus pool earned multiplied by 1.20 and then divided by the value of the options on December 31, 2010 as determined under the Black-Scholes formula. The shares of stock or options shall be awarded on the fifth business day following December 31, 2010 and the options shall have an exercise price equal to the closing price of our stock on the award date.
     Shares issued under the program, if any, or any shares issued upon the exercise of options granted under the program shall have a six-month holding period ending July 1, 2011 before the executive may sell any of the shares. The shares or options once awarded, if any, shall not be subject to forfeiture upon termination of employment or other reasons during or after the holding period. The election to choose stock or options must be made by the executive on or before December 1, 2010.
2010 Compensation Decisions
     In March 2010, the committee exercised its discretion and awarded the executive officers additional options to purchase an aggregate of 90,000 shares of our common stock, in each case vesting on the third anniversary of the grant date. Mr. Olson received an option to purchase 45,000 shares of our common stock; Mr. Caputo and Mr. Gallagher each received options to purchase 16,500 shares of our common stock; and Mr. Langer received an option to purchase 12,000 shares of our common stock.
Tax Issues
     Section 162(m). Section 162(m) of the Internal Revenue Code disallows a federal income tax deduction to publicly-held companies for compensation paid to certain executives to the extent their compensation exceeds $1 million in any fiscal year. The limitation applies only to compensation that is not considered “performance-based.” Base salaries, minimum bonuses and awards of restricted stock that vest merely upon the passage of time do not qualify as performance-based compensation. Stock options granted by the committee under the 2000 plan are made with exercise prices equal to the fair market value of a share on the grant date and, therefore, should qualify as performance-based compensation for this purpose.
     As long as we qualify as a REIT, we do not pay taxes at the corporate level. To the extent that any part of our compensation expense does not qualify for deduction under Section 162(m), a larger portion of stockholder distributions may be subject to federal income tax as ordinary income rather than return of capital.
     Section 409A. On October 22, 2004, the American Jobs Creation Act of 2004 was signed into law, changing the tax rules applicable to nonqualified deferred compensation arrangements. As amended, Section 409A of the Internal Revenue Code affects the payments of certain types of deferred compensation to key employees. We believe we are operating in compliance with the statutory provisions which were effective January 1, 2005.
Other Compensation Policies
     Stock Option and Equity Award Grant Practices. The committee usually makes annual equity awards at its quarterly meeting in February or March each year. In 2010, the awards were made at the committee’s regularly scheduled meeting on March 1, 2010. The grant date of those awards is the date of the meeting, which date is determined without regard to current or anticipated stock price levels or the release of material non-public information and is set during the prior calendar year.
     The committee may also make, and in the past has made, special grants during the course of the year, primarily for new hires, promotions to retain valued employees, to award exceptional performance or otherwise. The committee made such a special grant of options on March 17, 2010 to Messrs. Caputo, Langer and Gallagher. Generally, these special grants are subject to performance or time vesting, and are issued on the date of grant approval or upon a date certain following the grant approval date, such as the date on which a new hire commences his or her employment with the company.
     The exercise price for any equity award is equal to the fair market value of the company’s common stock on the date of grant. Under the 2000 plan, the fair market value is equal to the closing sales price for a share of our common stock as reported on the NYSE on the effective date of the grant as approved by the committee or the board of directors, unless otherwise approved by the committee. Under the employment agreement with Mr. Olson, the committee determined the fair market value of our common stock, and therefore the exercise price, by computing the average closing price of our common stock for the ten trading days immediately prior to the grant date.
     Stock Ownership Guidelines. The committee has not adopted any stock ownership guidelines for our executives or directors. The committee does, however, periodically review the levels of equity ownership by its executives and the periodic sales activity by those executives.
     Recovery of Performance-based Awards. We do not have a policy regarding the recovery of performance-based awards in the event of a financial statement restatement beyond the requirements of Section 302 of the Sarbanes-Oxley Act of 2002. That statute requires the chief executive and chief financial officers of a publicly-held company to repay certain amounts if the company restates its financial statements as a result of financial reporting misconduct. The amounts to be repaid consist of (1) any bonus or other incentive-based or equity-based compensation received from the company during a twelve month period following the filing of the financial document in question; and (2) any profits realized from the sale of securities of the company during that period.

SUMMARY COMPENSATION TABLE
     The table below summarizes the total compensation paid or awarded to each of our named executive officers for 2009, 2008 and 2007. For a more thorough discussion of our executive compensation program, see Compensation Discussion and Analysis which begins on page 16 of this proxy statement.

				Stock	Option	Non-Equity	All Other
Name and Principal		Salary	Bonus	Awards	Awards	Incentive Plan	Compensation	Total
Position	Year	($)(1)	($)(1)(2)	($)(3)	($)(4)	Compensation	($)(5)	($)
Jeffrey S. Olson	2009	$605,475	$1,014,000	$45,189	$587,644	$—	$27,796	$2,280,104
Chief Executive Officer	2008	672,750	1,014,000	—	302,786	—	10,350	1,999,886
	2007	665,000	1,014,000	—	672,000	83,333	10,125	2,444,458

Thomas A. Caputo	2009	$540,000	$150,000	$37,309	$107,891	$—	$70,919	$906,119
President	2008	477,308	150,000	1,006,794	572,500	—	21,910	2,228,512

Mark Langer	2009	$324,822	$150,000	$876,885	$218,341	$—	$32,628	$1,602,676
Executive Vice President and Chief Financial Officer

Gregory R. Andrews	2009	$115,409	$—	$144,875	$57,472	$—	$1,184,704	$1,502,460
Former Executive Vice	2008	362,250	181,125	270,625	228,000	—	18,150	1,060,150
President, Chief Financial	2007	358,077	175,000	—	—	75,000	41,781	649,858
Officer and Treasurer

Arthur L. Gallagher	2009	$270,000	$100,000	$128,024	$146,970	$—	$25,595	$670,589
Executive Vice	2008	300,000	100,000	216,500	94,000	—	18,901	729,401
President, General	2007	279,368	200,000	199,590	112,500	—	15,894	807,352
Counsel and Corporate Secretary

Thomas E. McDonough	2009	$100,000	$—	$115,900	$48,939	$—	$925,977	$1,190,816
Former Executive Vice	2008	300,000	150,000	90,216	74,063	—	17,719	631,998
President and Chief	2007	128,077	62,500	455,100	255,750	—	3,350	904,777
Investment Officer

(1)	Includes amounts formerly deferred under our Non-Qualified Deferred Compensation Plan. In February 2009, all deferred compensation accounts were distributed to participants as permitted by the regulations under the Internal Revenue Code.

(2)	Represents amounts paid as bonuses for performance in respect of the applicable year. These amounts were either minimum bonuses required under the executive’s employment agreement or a discretionary bonus that was not performance based. Mr. Olson’s bonuses include a pro rata portion of a signing bonus of $2,056,000, which is paid in four annual installments of $514,000.

(3)	Represents the aggregate grant date fair values for the stock awards granted under the 2000 plan during the applicable calendar year, which are computed in accordance with the Financial Accounting Standards Board Accounting Standards Codification, or ASC, 718, Compensation – Stock Compensation, calculated using the average of the high and low trading price of our common stock on the grant date. For information regarding the assumptions made in calculating the amounts reflected in this column, see Note 15, “Share-Based Compensation and Other Benefit Plans,” to the Consolidated Financial Statements included in our 2009 Annual Report to Stockholders. Included in these amounts for 2009 are awards under the outperformance program under the 2000 plan, which are denominated in dollars, but are payable in either restricted stock or stock options, at the executive’s election. The grant date fair value of these awards is presented in accordance with ASC 718, Compensation – Stock Compensation based on the probable outcome of meeting the performance conditions of the awards and assuming that each executive elects to receive 50% of his award in restricted stock and 50% of his award in stock options. Included in the above amounts for Messrs. Olson, Caputo, Langer and Gallagher are $45,189, $37,309, $51,960 and $41,099, respectively, in stock awards based on the grant date fair value of the awards under the outperformance program. For Messrs. Olson, Caputo, Langer and Gallagher, the value of these awards assuming that the highest level of performance condition is achieved is $265,253, $219,000, $305,000 and $241,250, respectively. For a discussion of the performance conditions governing the awards under the outperformance program, see “Compensation Discussion and Analysis — 2009 Compensation Decisions — Equity Awards.”

Does not include stock awards made in 2010 for performance in 2009. Those awards include:

Number of Stock Awards
Arthur L. Gallagher	7,500

(4)	Represents the aggregate grant date fair values for the stock option awards under the 2000 plan during the applicable calendar year, which are computed in accordance with ASC 718, Compensation – Stock Compensation. For information regarding the assumptions made in calculating the amounts reflected in this column, see Note 15, “Share-Based Compensation and Other Benefit Plans,” to the Consolidated Financial Statements included in our 2009 Annual Report to Stockholders. Included in these amounts for 2009 are awards under the outperformance program under the 2000 plan, which are denominated in dollars, but are payable in either restricted stock or stock options, at the executive’s election. The grant date fair value of these awards is presented in accordance with ASC 718, Compensation – Stock Compensation based on the probable outcome of meeting the performance conditions of the awards and assuming that each executive elects to receive 50% of his award in restricted stock and 50% of his award in stock options. Included in the above amounts for Messrs. Olson, Caputo, Langer and Gallagher are $51,644, $42,639, $59,383 and $46,970, respectively, in stock option awards based on the grant date fair value of the awards under the outperformance program. For Messrs. Olson, Caputo, Langer and Gallagher, the value of these awards assuming that the highest level of performance condition is achieved is $265,253, $219,000, $305,000 and $241,250, respectively. For a discussion of the performance conditions governing the awards under the outperformance program, see “Compensation Discussion and Analysis — 2009 Compensation Decisions — Equity Awards.”

Does not include option awards made in 2010 for performance in 2009. Those awards include:

Number of Options
Thomas A. Caputo	116,500
Mark Langer	112,000
Arthur L. Gallagher	45,115
Jeffrey S. Olson	45,000

(5)	The amounts shown in this column for the last fiscal year include the following:

	Company
	Contributions
	to Retirement			Post-
	and 401(k)	Automobile		Termination	Accrued
Name	Plans	Costs*	Insurance	Payments	Vacation	Total
Jeffrey S. Olson	$15,256	$2,714	$9,826	—	—	$27,796
Thomas A. Caputo	$8,556	$55,577	$6,786	—	—	$70,919
Mark Langer	$12,447	$10,592	$9,589	—	—	$32,628
Gregory R. Andrews	$4,491	$2,470	—	$1,155,625	$22,118	$1,184,704
Arthur L. Gallagher	$12,013	$7,187	$6,395	—	—	$25,595
Thomas E. McDonough	$4,050	$2,600	—	$900,000	$19,327	$925,977

*	All amounts represent car allowances or other automobile expenses paid by us including leasing or ownership costs, insurance premiums, and/or repairs incurred in connection with the executive’s automobile or, alternatively, represent driver services.

GRANTS OF PLAN-BASED AWARDS

					All Other
					Stock	All other
					Awards:	Option		Grant
					Number	Awards:	Exercise	Date Fair
					of Shares	Number of	or Base	Value of
		Estimated Future Payouts Under			of	Securities	Price	Stock and
		Equity Incentive Plan Awards (1)			Stock or	Underlying	of Option	Option
	Grant	Threshold	Target	Maximum	Units	Options	Awards	Awards
Name	date	($)	($)	($)	(#)(2)	(#)(3)	($)(4)	($)(5)
Jeffrey S. Olson	12/31/2009					200,000	$16.34	$536,000
	10/21/2009	$132,627		$530,506				$96,832
Thomas A. Caputo	10/21/2009	$109,500		$438,000				$79,947
	2/23/2009					100,000	$11.59	$65,000
Mark Langer	10/21/2009	$152,500		$610,000				$111,342
	4/24/2009				50,000			$729,750
	4/24/2009					100,000	$14.76	$139,000
	2/23/2009				7,500			$90,375
	2/23/2009					30,000	$11.59	$20,100
Gregory R. Andrews	2/23/2009				12,500			$150,623
	2/23/2009					100,000	$12.80	$270,625
Arthur L. Gallagher	10/21/2009	$120,625		$482,500				$88,070
	2/23/2009				7,500			$90,375
	2/23/2009					150,316	$11.59	$100,712
Thomas E. McDonough	2/23/2009				10,000			$90,216
	2/23/2009					75,000	$11.59	$48,750

(1)	Represents awards under the outperformance program under the 2000 plan, which awards are denominated in dollars, but are payable in either restricted stock or stock options, at the executive’s election. Accordingly, the above amounts represent the dollar-denominated per executive bonus payout that would be paid in either restricted stock or stock options in an amount equal to the number of shares or options determined under the terms of the outperformance program at the time of payout. For purposes of this disclosure, we have presented the dollar amounts of the range of possible payouts under the outperformance program per executive; the committee did not establish a target payout under the outperformance program.

(2)	Represents awards of restricted stock that vest over periods ranging from two to four years. Dividends are payable on these awards in the same amounts and in the same manner as dividends on our other outstanding shares of common stock.

(3)	The option awards vest pro rata over periods ranging from two to four years.

(4)	Pursuant to each of their employment agreements, the exercise prices for options granted to each of Messrs. Olson and Andrews were computed using the average closing price of our common stock for the ten trading days prior to the grant date. All other prices were based on the closing price of our common stock on the date of grant.

(5)	Represents the ASC 718, Compensation-Stock Compensation grant date fair value of the equity award. For restricted stock awards, the value is calculated using the average of the high and low trading price of our common stock on the grant date. For options, the value is determined using the assumptions described in Note 15, “Share-Based Compensation and Other Benefit Plans,” to the Consolidated Financial Statements in our 2009 Annual Report to stockholders. For awards under the outperformance program under the 2000 plan, which are denominated in dollars, but are payable in either restricted stock or stock options, at the executive’s election, the value is presented based on the probable outcome of meeting the performance conditions of the awards and assuming that each executive elects to receive 50% of his award in restricted stock and 50% of his award in stock options. For a discussion of the performance conditions governing the awards under the outperformance program, see “Compensation Discussion and Analysis — 2009 Compensation Decisions — Equity Awards.”

2009 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards					Stock Awards
	Number	Number				Number	Market
	of	of				of	Value of
	Securities	Securities				Shares or	Shares or
	Underlying	Underlying				Units of	Units of
	Unexercised	Unexercised		Option		Stock That	Stock That
	Options	Options		Exercise	Option	Have Not	Have
	(#)	(#)(1)		Price	Expiration	Vested	Not Vested
Name	Exercisable	Unexercisable		($)	Date	(#)(2)	(#)(3)
Jeffrey S. Olsen (4)	600,000	200,000	(a)	$24.70	9/4/2016	24,291	$392,777
	64,660	—		$26.41	12/31/2016
	200,000	—		$23.04	12/31/2017
	100,000	100,000	(a)	$17.79	12/31/2018
	—	200,000	(b)	$16.34	12/31/2019
Thomas A. Caputo (4)	62,500	187,000	(c)	$21.75	3/13/2018	34,853	$563,573
	—	100,000	(d)	$11.59	2/22/2019
Mark Langer (4)	20,000	10,000	(a)	$23.03	1/1/2018	60,000	$970,200
	—	30,000	(e)	$11.59	2/22/2019
	—	50,000	(f)	$14.76	4/23/2019
	—	50,000	(g)	$14.76	4/23/2019
Arthur L. Gallagher (4)	10,000	—		$17.17	12/31/2013	14,166	$229,064
	10,000	—		$23.52	12/31/2014
	30,000	—		$26.66	1/1/2017
	13,334	26,666	(h)	$21.64	2/27/2018
	—	150,316	(e)	$11.59	2/22/2019

(1)	The options vest as follows: (a) On December 31, 2010, (b) pro rata over two years commencing on December 31, 2010, (c) pro rata over three years commencing March 14, 2010, (d) pro rata over four years commencing February 23, 2010, (e) pro rata over three years commencing February 23, 2010, (f) on April 24, 2011, (g) on April 24, 2013, (h) pro rata over two years commencing February 28, 2010.

(2)	Consists of the following restricted stock awards that have been awarded but not fully vested:

	Year of	Number of
	Award	Shares	Note
Jeffrey S. Olson	2006	24,291	(a	)
Thomas A. Caputo	2008	34,853	(b	)
Mark Langer	2008	2,500	(a	)
	2009	7,500	(c	)
	2009	50,000	(d	)
Arthur L. Gallagher	2008	6,666	(e	)
	2008	7,500	(c	)

The shares of restricted stock vest as follows: (a) On December 31, 2010, (b) pro rata over three years commencing March 14, 2010, (c) pro rata over three years commencing February 22, 2010, (d) 25,000 shares on April 24, 2011 and April 24, 2013, respectively, (e) pro rata over two years commencing February 28, 2010.

(3)	The amounts in this column have been computed based on the $16.17 closing price per share of our common stock on December 31, 2009, the last business day of the year.

(4)	Does not include equity awards outstanding pursuant to the outperformance program under the 2000 plan because such awards are not yet denominated in either stock options or restricted stock. See note 1 to the table entitled “Grants of Plan-Based Awards,” above.

2009 OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
	Number of Shares
	Acquired on	Value Realized on	Number of Shares	Value Realized on
	Exercise	Exercise	Acquired on Vesting	Vesting
Name	(#)	($)	(#)	($)(1)
Jeffrey S. Olson	—	—	24,292	$395,595
Thomas A. Caputo	—	—	11,618	$145,835
Mark Langer	—	—	2,500	$40,713
Gregory R. Andrews	100,000	$207,817	31,250	$445,250
Arthur L. Gallagher	—	—	5,834	$77,803
Thomas E. McDonough	75,000	$229,875	29,167	$426,577

(1)	The value realized on vesting has been computed based on the average of the high and low price of the stock on the vesting date.
2009 NONQUALIFIED DEFERRED COMPENSATION

	Executive	Registrant			Aggregate
	Contributions	Contributions	Aggregate Loss	Aggregate	Balance at
	in Last Fiscal	in Last	in Last Fiscal	Withdrawals /	Last Fiscal
	Year	Fiscal Year	Year	Distributions	Year-End
Name	($)	($)	($)	($)	($)
Arthur L. Gallagher	—	—	$(1,168)	$31,349	—

Thomas E. McDonough	—	—	$(3,148)	$38,562	—
     No eligible participant elected to defer any compensation in 2009 and in February 2009, all deferred compensation accounts under the plan were distributed to participants as permitted by the regulations under the Internal Revenue Code. The earnings do not represent above-market or preferential rates. Deferral elections were made by the executive in December of each year for amounts to be earned in the following year. Under the plan, executives could defer up to 90% of his or her base salary and all or any portion of their cash bonuses. We do not anticipate permitting executives to defer compensation under the plan in the future.
DIRECTOR COMPENSATION
     Non-employee directors are eligible to receive 2,000 shares of common stock upon their initial election to the board of directors and 2,000 shares of common stock annually on January 1 of each year of their service, which shares shall vest, in each case, half on December 31 of the year of the grant and the other half on December 31 of the following year. In addition, our lead director receives an additional 1,000 shares of common stock annually on January 1, which shares vest in the same manner as the other shares granted to directors. In addition, non-employee directors receive an annual fee in the amount of $12,000, chairs of committees (other than the audit committee) receive an annual fee of $7,500 and committee members (other than members of the audit committee) receive an annual fee of $6,000. The audit committee chair receives an annual fee in the amount of $15,000, and audit committee members receive an annual fee of $10,000. In addition, each non-employee director will receive a fee of $1,500 for each meeting attended in person or telephonically, plus reimbursement for reasonable expenses incurred in attending the meeting. Mr. Olson, who is also our chief executive officer, is not paid any director’s fees. In addition, Mr. Katzman, our chairman of the board, is paid pursuant to the terms of a chairman compensation agreement, which is described separately below under the section entitled “Payments upon Termination of Employment and Change of Control,” and is not paid any of the director fees described above.

     The following table summarizes the compensation of our non-employee directors in 2009:

	Fees Earned or
	Paid in Cash	Stock Awards	Option Awards	Total
Name	($)	($)(1)	($)(2)	($)
Noam Ben-Ozer	$64,000	$33,160	—	$97,160
James Cassel	$63,000	$33,160	—	$96,160
Cynthia Cohen	$70,500	$33,160	—	$103,660
Neil Flanzraich	$57,000	$49,740	—	$106,740
Nathan Hetz	$43,000	$33,160	—	$76,160
Chaim Katzman	—	—	—	—
Peter Linneman	$66,000	$33,160	—	$99,160
Dori Segal	$30,000	$33,160	—	$63,160

(1)	Represents the aggregate grant date fair values for stock awards granted during the year, which are computed in accordance with ASC 718, Compensation - Stock Compensation, calculated using the closing price of our common stock on the grant date.

(2)	Represents the aggregate grant date fair values for stock option awards granted during the year, which are computed in accordance with ASC 718, Compensation - Stock Compensation. There were no stock option awards during 2009.
     The following table sets forth the aggregate number of shares of restricted stock and stock options held by each non-employee director as of December 31, 2009:

	Number of Shares of	Number of Unvested	Number of Vested
Name	Restricted Stock	Options	Options
Mr. Ben-Ozer	1,000	—	—
Mr. Cassel	1,000	—	—
Ms. Cohen	1,000	—	—
Mr. Flanzraich	1,500	—	—
Mr. Hetz	1,000	—	—
Mr. Katzman	75,000	109,329	327,988
Dr. Linneman	1,000	—	—
Mr. Segal	1,000	—	—
     The aggregate ASC 718, Compensation – Stock Compensation grant date fair value of each of the restricted stock awards granted in 2009 was as follows:

	Number of Shares of
	Restricted
Name	Stock Granted	Grant Date Fair Value
Mr. Ben-Ozer	2,000	$33,160
Mr. Cassel	2,000	$33,160
Ms. Cohen	2,000	$33,160
Mr. Flanzraich	3,000	$49,740
Mr. Hetz	2,000	$33,160
Dr. Linneman	2,000	$33,160
Mr. Segal	2,000	$33,160

PAYMENTS UPON TERMINATION OF EMPLOYMENT AND CHANGE OF CONTROL
     Agreements with our chairman and each of our executive officers require or required us to make certain payments and provide certain benefits to them in the event of a termination of their agreement or employment, as applicable, following a change of control of our company. This section provides a discussion of those payments and benefits, along with certain other terms of those agreements that are in effect as of the date of this proxy statement.
     On March 30, 2009, we announced that Mr. Andrews and Mr. McDonough would terminate their employment with us effective April 24, 2009 and April 30, 2009, respectively. Following the termination of employment, we made cash payments to Mr. Andrews of $1,222,951 and Mr. McDonough of $949,315. In addition, we accelerated vesting of 28,125 shares of restricted stock and 225,000 stock options for Mr. Andrews and 28,125 shares of restricted stock and 154,687 stock options for Mr. McDonough.
     Our Chairman’s Compensation Agreement. Chaim Katzman has served as our chairman of the board since we were founded in 1992. Until December 2006, he also served as our CEO and was therefore an employee-director. Effective January 1, 2007, following his resignation as CEO and the termination of his employment, we entered into a chairman’s compensation agreement with him. The term of this agreement ends December 31, 2010 and will automatically renew for successive one-year periods unless either party gives the other written notice of termination at least six months before its expiration.
     In connection with his agreement, Mr. Katzman was awarded an option to purchase 437,317 shares of our common stock at an exercise price of $24.12, which option vests pro rata over a four-year period commencing December 31, 2007. In addition, Mr. Katzman received 300,000 shares of restricted stock, which shares also vest pro rata over the four-year period commencing December 31, 2007. Mr. Katzman is also eligible for an annual bonus in the discretion of the committee. He did not receive a bonus in 2009.
     If the chairman’s agreement is terminated due to death or “disability” (as defined in the agreement) of Mr. Katzman other than following a “change of control” (as defined in the agreement), Mr. Katzman or his estate will be entitled to receive an amount equal to his most recent bonus, if any, and all stock options and shares of restricted stock shall fully vest as of the date of such termination. If the agreement is terminated (a) by us “without cause,” (b) by Mr. Katzman for “good reason” or (c) voluntarily by Mr. Katzman following a “change of control” (as such terms are defined in the agreement), Mr. Katzman will receive a lump-sum payment equal to three times the sum of (i) his most recent bonus, if any, (ii) the “value” of 75,000 shares of the Company’s common stock (as determined under the agreement) and (iii) the value of options to acquire 109,329 shares of Company common stock at $24.12 per share based on the Black Scholes valuation methodology. In addition, following any termination referred to in the preceding sentence, all options and restricted stock shall fully vest as of the date of termination or “change of control,” as the case may be.
     If any amounts and benefits paid to Mr. Katzman are deemed to be “parachute payments” within the meaning of Section 280G of the Internal Revenue Code and subject to the excise tax under Section 4999 of the Code, such payments will be “grossed up” to make Mr. Katzman whole for the impact of such excise tax.
     Employment Agreements with Executive Officers. We have executed employment agreements with Messrs. Olson, Caputo, Langer and Gallagher. A description of those agreements is as follows:

Term:	All of the agreements will expire on December 31, 2010, except Mr. Langer’s which expires December 31, 2011. Each of these employment agreements is automatically renewable annually unless either party gives written notice of an intent not to renew.

Base Salary:	• Mr. Olson. $672,750

• Mr. Caputo. $600,000

• Mr. Langer. $400,000

• Mr. Gallagher. $300,000

The base salaries for all executives can be increased annually at the discretion of the committee.

Bonus:	Cash Bonus. Each executive is entitled to an annual cash bonus based upon the achievement of certain performance levels established by the committee, subject to minimum bonuses equal to:

• Mr. Olson. $500,000

• Mr. Caputo. $150,000

• Mr. Langer. $150,000

• Mr. Gallagher. $100,000

Incentive Compensation:	Upon the effective date of the employment agreement, each executive received:
•	Mr. Olson. 97,166 shares of restricted stock and options to acquire 800,000 shares of stock, each vesting pro rata over a four year period commencing on December 31, 2007

•	Mr. Caputo. 46,471 shares of restricted stock and options to acquire 250,000 shares of stock, vesting pro rata over a four year period commencing on March 14, 2009

•	Mr. Langer. 50,000 shares of restricted stock and options to acquire 100,000 shares of stock, each vesting in two equal increments on April 24, 2011 and April 24, 2013

•	Mr. Gallagher. 7,500 shares of restricted stock and options to acquire 30,000 shares of stock, each vesting pro rata over a three year period commencing on December 31, 2007

At the discretion of the committee, additional equity awards may be paid to each executive during the term of their agreement, subject to a minimum of:

•	Mr. Olson. Options to purchase 200,000 shares of stock, vesting over a two year period

•	Mr. Caputo. Options to purchase 100,000 shares of stock, vesting over a four year period

•	Mr. Langer. Options to purchase 100,000 shares of stock, vesting over a four year period, and, if his agreement is extended beyond December 31, 2011, 12,500 shares of restricted stock, also vesting over a four year period

•	Mr. Gallagher. 7,500 shares of restricted stock and options with an aggregate value equal to $100,000, each vesting pro rata over a three year period

Deferred Signing Bonus:	Mr. Olson was also granted a deferred signing bonus in the amount of $2,056,000 payable pro rata over a 4-year period commencing on December 31, 2007.

Long-term Cash Incentive:	Mr. Olson is eligible to receive an additional cash bonus of up to $6 million within 45 days after December 31, 2010 (or such shorter time as provided in his agreement) if our total stockholder return for a period ending December 31, 2010 (or such shorter time as provided in his agreement) (a) exceeds the average total stockholder return of a group of peer companies by certain predetermined amounts and (b) equals or exceeds a certain predetermined amount.

Termination and Benefits:	If an executive’s employment is terminated as a result of death or disability (other than following a “change of control,” as defined in the agreement), then we owe the executive:
•	Mr. Olson. A lump sum payment equal to base salary and accrued vacation pay through the date of termination plus the base salary and average bonus through the term of the agreement

•	Messrs. Caputo, Langer and Gallagher. A lump sum payment equal to base salary and accrued vacation pay through the date of termination plus the lesser of one year’s base salary and average bonus or his base salary and average bonus through the term of the agreement

If an executive’s employment is terminated (a) by us “without cause,” (b) by the executive for “good reason” or (c) by the executive’s resignation, death or “disability” following a “change of control,”

•	Mr. Olson will receive, in addition to accrued base salary and vacation pay, a lump-sum payment equal to the greater of:
o	two times the sum of his then-current base salary plus his average bonus, if any, for the three most recently completed fiscal years; or

o	his then current base salary plus his average bonus, if any, for the three most recently completed fiscal years for the remaining duration of the employment period.
•	Mr. Caputo will receive, in addition to accrued base salary and vacation pay, a lump-sum payment equal to 1.75 times the sum of his then-current base salary plus his average bonus, if any, for the three most recently completed fiscal years

•	Messrs. Langer and Gallagher will receive, in addition to accrued base salary and vacation pay, a lump-sum payment equal to two times the sum of his then-current base salary plus his average bonus, if any, for the three most recently completed fiscal years

In the case of Mr. Olson, he would also receive a lump-sum payment equal to the amount of the unpaid balance of the deferred signing bonus, described above. In addition, for any termination upon death or disability, without cause or for good reason, all stock options and restricted stock that were to vest based on the passage of time shall fully vest as of the date of termination. If, in the case of resignation, death or disability following a change of control, the termination precedes the otherwise applicable end-date for a performance period for stock options or restricted stock granted to the executive, a pro rata portion of such stock options or restricted stock shall vest as of the date of termination based on the portion of the applicable performance period that has elapsed. In addition, following a termination described in (a) – (c) above, we will maintain for the continued benefit of Mr. Olson, his spouse and dependents for a period of up to three years following the date of termination their medical, dental and life insurance benefits.

In the case of the termination of Mr. Olson’s employment, other than for cause or resignation with good reason, then the performance period under the long-term cash incentive payment described above shall accelerate and if the objectives are met, he will be entitled to the corresponding payment.

If any amounts and benefits paid to any executive are deemed to be “parachute payments” within the meaning of Section 280G of the Internal Revenue Code and subject to the excise tax under Section 4999 of the Code, such payments will be “grossed up” to make the executive whole for the impact of such excise tax.

Other Perquisites and Benefits	During the terms of Mr. Olson’s employment agreement, we agreed to provide him, at our cost, with an automobile for his business use. We also agreed to allow him to use the automobile for his personal use at no cost to him, except as required by the rules of the Internal Revenue Service. We agreed to pay for car service for Mr. Caputo to and from work. Messrs. Langer and Gallagher will receive an automobile allowance of $1,000 and $625 per month, respectively.

Estimated Additional Compensation Triggered by Termination of Employment as if Terminated on the Last Business Day of 2009

				Accelerated	Accelerated
		Continued	Accelerated	Vesting of	Vesting of
		Medical	Deferred	Stock	Restricted		Total
	Payment	Benefits	Bonus	Options	Stock	Tax-Gross up	Payments
Employee:	($)	($)(1)	($)(2)	($)(3)	($)(4)	($)(5)	($)(6)
Jeffrey S. Olson
Death or Disability	$2,401,055	$72,606	$514,000	—	$392,794	—	$3,380,454
Without Cause or with Good Reason	$2,401,055	$72,606	$514,000	—	$392,794	—	$3,380,454
Change of control	$2,401,055	$72,606	$514,000	—	$392,794	—	$3,380,454
Thomas A. Caputo
Death or Disability	$750,000	—	—	$458,000	$563,577	—	$1,771,577
Without Cause or with Good Reason	$1,312,500	—	—	$458,000	$563,577	—	$2,334,077
Change of control	$1,312,500	—	—	$458,000	$563,577	—	$2,334,077
Mark Langer
Death or Disability	$525,000	—	—	$278,400	$161,700	—	$965,100
Without Cause or with Good Reason	$1,050,000	—	—	$278,400	$161,700	—	$1,490,100
Change of control	$1,050,000	—	—	$278,400	$161,700	$523,169	$2,013,772
Arthur L. Gallagher
Death or Disability	$433,333	—	—	$668,447	$229,064	—	$1,350,845
Without Cause or with Good Reason	$866,667	—	—	$668,447	$229,064	—	$1,784,178
Change of control	$866,667	—	—	$668,447	$229,064	—	$1,784,178

(1)	Following a termination by us without cause, by Mr. Olson with good reason or following a change of control, we have agreed to provide him, his spouse and his dependents medical, dental and life insurance benefits for three years. The amounts in this column represent the estimated COBRA payments for that period.

(2)	Represents the remaining amount of the deferred signing bonus that becomes payable under the terms of Mr. Olson’s employment agreement.

(3)	Represents the value of the unvested options owned by the executive as of December 31, 2009, calculated by multiplying the number of shares underlying the option by the difference between $16.17, the closing price of our stock on December 31, 2009, and the exercise price of the options.

(4)	Represents the value of the unvested shares of restricted stock owned by the executive as of December 31, 2009, calculated by multiplying the number of shares by $16.17, the closing price of our stock on December 31, 2009.

(5)	We are required to pay to each executive in the above table a tax gross-up payment to reimburse the executive for any excise tax to which he would be subject under Section 4999 of the Internal Revenue Code with respect to any “excess parachute payment” that he receives from us. The executive generally would not be considered to receive an “excess parachute payment” unless the payments made to him that are contingent on a change in control exceed three times the average of his W-2 compensation for the five years immediately prior to the year in which the change in control occurs. Therefore, facts and circumstances at the time of any change in control, as well as changes in the executive’s W-2 compensation history, could materially impact whether and to what extent any payment to an executive would result in an “excess parachute payment” and thus result in an excise tax with respect to which we would be required to make a tax gross-up payment.

(6)	Does not include any value for the long term cash incentives or other performance-based compensation payable to the executive following termination of employment because, as of December 31, 2009, such payments were out of the money.

SHARE OWNERSHIP INFORMATION
Section 16(a) Beneficial Ownership Reporting Compliance
     Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and persons who own more than ten percent of our outstanding common stock to file with the Securities and Exchange Commission, or SEC, initial reports of ownership and reports of changes in ownership of common stock. Such persons are required by SEC regulations to furnish us with copies of all such reports they file.
     To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports are required, all Section 16(a) filing requirements applicable to our officers, directors and greater than ten percent beneficial owners have been complied with during the fiscal year ended December 31, 2009.
CERTAIN TRANSACTIONS
     While not a formal written policy, in the past, either our full board or one of its committees has reviewed and approved or ratified any related party transactions. These transactions include:
•	transactions that must be disclosed in proxy statements under SEC rules; and

•	transactions that potentially could cause a non-employee director to cease to qualify as an independent director under NYSE listing requirements or the ratings criteria of various shareholder or other institutional organizations.
     Transactions that are deemed immaterial under applicable disclosure requirements are generally deemed pre-approved.
     Criteria for board or committee approval or ratification of a related party transaction include, in addition to factors that the board or committee, as applicable, otherwise deems appropriate under the circumstances:
•	whether the transaction is on terms no less favorable than terms generally available from an unaffiliated third party; and

•	in the case of a non-employee director, whether the transaction would disqualify the director from (1) being deemed independent under NYSE listing requirements or (2) from serving on the audit committee, compensation committee or nominating and corporate governance committee under NYSE and other regulatory requirements.
     The foregoing policies and procedures have been followed in connection with the review and approval or ratification of all of the transactions noted below.
IFRS Financial Statements
     We have agreed with Gazit-Globe, Ltd., one of our principal stockholders, to assist it with the International Financial Reporting Standards, or IFRS. IFRS requires fair market value accounting for income-producing investment property.
     In connection with this project, Gazit-Globe agreed to reimburse us for any internal or third party costs associated with the preparation of the valuation and reconciliation, including the acquisition and implementation of certain software to assist us in the valuation of our properties. During the year-ended December 31, 2009, we incurred approximately $630,091 of costs related to these activities, all of which are reimbursable by Gazit-Globe. In addition, we anticipate that this arrangement will continue on a quarterly and annual basis in the future.

Investment Contract and Use Agreement
     We are party to a use agreement dated January 1, 1996 with an affiliate of Gazit-Globe. Pursuant to this agreement, we agreed to permit Chaim Katzman, our chairman of the board, or any of Gazit-Globe’s other employees to use our facilities, equipment, supplies and personnel necessary to conduct its business and affairs. In consideration for the use of these facilities, Gazit-Globe agreed to pay us an annual sum of $10,000.
     In addition, we have previously entered into an investment contract, dated May 21, 1996, with several of our principal stockholders, including the predecessor to Gazit-Globe. This agreement provides, in addition to other agreements, covenants and obligations that have been satisfied, that we would prepare and furnish to Gazit-Globe or its affiliates certain of our financial statements required by Gazit-Globe for purposes of consolidating our financial results with those of Gazit-Globe as required by Israeli generally accepted accounting principles and the Tel-Aviv Stock Exchange Ltd., on which the shares of capital stock of Gazit-Globe are currently traded.
     Effective January 1, 2004, we entered into a clarification agreement and protocol with Gazit-Globe. The clarification agreement clarifies certain provisions of the use agreement and the investment contract, including that Gazit-Globe agrees to reimburse us for third-party expenses incurred by us in the use of our office facilities and the provision of the Israeli financial statements.
Private Placements
     In April 2009, we completed an underwritten public offering and concurrent private placement of approximately 9.1 million shares of our common stock at a price to the public and in the private placement of $14.30 per share. In the concurrent private placement, 2.4 million shares were purchased for $35.0 million by MGN America, LLC, an affiliate of our largest stockholder, Gazit-Globe, Ltd., which may be deemed to be controlled by Chaim Katzman, the chairman of our board of directors. In connection with the purchase agreement, we also executed a registration rights agreement granting the buyer customary demand and “piggy-back” registration rights.
     In March 2010, we completed an underwritten public offering and concurrent private placement of approximately 5.4 million shares of our common stock at an indicative price to the public and in the private placement of $18.40 per share. In the concurrent private placement, an aggregate of 600,000 shares were purchased for $11.0 million by MGN America, LLC and Gazit America Inc., affiliates of our largest stockholder, Gazit-Globe, Ltd., which may be deemed to be controlled by Chaim Katzman, the chairman of our board of directors. In connection with the purchase agreement, we also executed a registration rights agreement granting the buyers customary demand and “piggy-back” registration rights.

SECURITY OWNERSHIP
     The table below sets forth, as of March 15, 2010, the number of shares of our common stock which were owned beneficially by:
•	each person who is known by us to beneficially own more than 5% of our common stock;

•	each director and nominee for director;

•	each named executive officer; and

•	all of our directors and executive officers as a group.
     Unless otherwise indicated, the address of each of the individuals listed in the table is c/o Equity One, Inc., 1600 N.E. Miami Gardens Drive, North Miami Beach, Florida 33179.
     The number of shares beneficially owned by each individual or group is based upon information in documents filed by such person with the Securities and Exchange Commission, other publicly available information or information available to us. Percentage ownership in the following table is based on 92,481,896 shares of common stock outstanding as of March 15, 2010. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of our common stock subject to options that are presently exercisable or exercisable within 60 days of March 15, 2010 or which are scheduled to be issued within 60 days of March 15, 2010 are deemed to be outstanding and beneficially owned by the person holding the options for the purpose of computing the percentage of ownership of that person, but are not treated as outstanding for the purpose of computing the percentage of any other person.

	Amount and Nature of	Percentage of Outstanding
Name and Address of Beneficial Owner	Beneficial Ownership	Shares Owned
Chaim Katzman (1)	46,348,187	49.9%
Gazit-Globe, Ltd. (2)	45,310,977	49.0%
M.G.N. (USA), Inc. (3)	31,130,907	33.7%
MGN America, LLC (4)	16,390,461	17.7%
Gazit America, Inc.(5)	14,180,070	15.3%
Silver Maple (2001), Inc. (6)	8,793,213	9.5%
Gazit (1995), Inc. (7)	7,646,801	8.3%
Ficus, Inc. (8)	5,386,857	5.8%
T. Rowe Price Associates, Inc.	5,271,826	5.7%
Nathan Hetz (9)	4,621,641	5.0%
Alony Hetz Properties & Investments, Ltd. (10)	4,599,441	5.0%
Jeffrey S. Olson (11)	1,066,896	1.1%
Thomas A. Caputo (12)	221,471	*
Arthur L. Gallagher (13)	174,373	*
Mark Langer (14)	97,990	*
Noam Ben-Ozer (15)	42,178	*
Peter Linneman (15)	23,200	*
Dori Segal (15)(16)	22,000	*
Neil Flanzraich (15)	16,500	*
James S. Cassel (15)	12,052	*
Cynthia R. Cohen (15)	10,000	*
All current executive officers and directors of Equity One as a group (12 persons) (17)	52,656,488	56.0%

*	Represents ownership of less than 1.0%

(1)	Includes (i) 45,310,977 shares of common stock beneficially owned by Gazit-Globe, Ltd., which Mr. Katzman may be deemed to control, (ii) 347,988 shares of common stock issuable to Mr. Katzman upon the exercise of options which are currently exercisable, (iii) 75,000 shares of unvested restricted stock which Mr. Katzman presently has the power to vote and (iv) 187,036 shares of common stock beneficially owned by Mr. Katzman’s wife directly and as custodian for their daughters. Of the shares included as beneficially owned by Mr. Katzman, 41,075,285 shares are pledged to secure indebtedness owed by Mr. Katzman or his affiliates.

(2)	Includes (i) 31,130,907 shares of common stock beneficially owned by M.G.N. (USA), Inc. and (ii) 14,180,070 shares of common stock beneficially owned by Gazit America, Inc., both of which are controlled by Gazit-Globe, Ltd. Of the shares included as beneficially owned by Gazit-Globe, Ltd., 41,075,285 shares are pledged to secure indebtedness owed by it or its affiliates.

(3)	Includes (i) 16,390,461 shares of common stock owned by MGN America, LLC and (ii) 7,646,801 shares of common stock owned by Gazit (1995), Inc., both of which are wholly-owned subsidiaries of M.G.N. (USA), Inc. Of the shares included as beneficially owned by M.G.N. (USA), Inc., 7,093,645 shares are pledged to secure indebtedness owed by it or its affiliates.

(4)	13,303,148 of the shares beneficially owned by MGN America, LLC are pledged to secure indebtedness owed by it.

(5)	Includes (i) 8,793,213 shares of common stock owned by Silver Maple (2001), Inc. and (ii) 5,386,857 shares of common stock owned by Ficus, Inc., both of which are indirect, wholly-owned subsidiaries of Gazit America, Inc. All of shares reported as beneficially owned by Gazit America, Inc. are pledged to secure indebtedness owed by it or its affiliates.

(6)	8,693,213 of the shares beneficially owned by Silver Maple (2001), Inc. are pledged to secure indebtedness owed by it.

(7)	6,598,421 of the shares beneficially owned by Gazit (1995), Inc. are pledged to secure indebtedness owed by it and its affiliates.

(8)	All of the shares beneficially owned by Ficus, Inc. are pledged to secure indebtedness owed by it.

(9)	Includes (i) 4,599,441 shares of common stock beneficially owned by Alony Hetz Properties & Investments, Ltd., which Mr. Hetz may be deemed to control, and (ii) 3,000 shares of unvested restricted stock which Mr. Hetz presently has the power to vote. Of the shares included as beneficially owned by Mr. Hetz, 650,000 shares are pledged to secure indebtedness owed by Alony Hetz Properties & Investments, Ltd. or its affiliates.

(10)	Of the shares beneficially owned by Alony Hetz Properties & Investments, Ltd. and A.H. Holdings US, Inc., 650,000 are pledged to secure indebtedness owed by it or its affiliates.

(11)	Includes 964,000 shares of common stock issuable to Mr. Olson upon the exercise of options which are currently exercisable and (ii) 24,291 shares of unvested restricted stock which Mr. Olson presently has the power to vote.

(12)	Includes 150,000 shares of common stock issuable to Mr. Caputo upon the exercise of options which are currently exercisable and (ii) 23,235 shares of unvested restricted stock which Mr. Caputo presently has the power to vote.

(13)	Includes 126,773 shares of common stock issuable to Mr. Gallagher upon the exercise of options which are currently exercisable and (ii) 15,833 shares of unvested restricted stock which Mr. Gallagher presently has the power to vote.

(14)	Includes 30,000 shares of common stock issuable to Mr. Langer upon the exercise of options which are currently exercisable and (ii) 57,500 shares of unvested restricted stock which Mr. Langer presently has the power to vote.

(15)	Includes 3,000 shares of unvested restricted stock (4,500 shares of unvested restricted stock with respect to Mr. Flanzraich) which the director presently has the power to vote.

(16)	Includes 7,050 shares of common stock held jointly with Mr. Segal’s spouse.

(17)	See footnotes (1) through (16).
     As shown above, several of our affiliated stockholders that beneficially own a significant interest in our company, including Gazit-Globe, Ltd., Silver Maple (2001), Inc., Ficus, Inc. and related entities, have pledged a substantial portion of our stock that they own to secure loans made to them by commercial banks.
     If a stockholder defaults on any of its obligations under these pledge agreements or the related loan documents, these banks may have the right to sell the pledged shares in one or more public or private sales that could cause our stock price to decline. Many of the occurrences that could result in a foreclosure of the pledged shares are out of our control and are unrelated to our operations. Some of the occurrences that may constitute such an event of default include:
•	the stockholder’s failure to make a payment of principal or interest when due;

•	the occurrence of another default that would entitle any of the stockholder’s other creditors to accelerate payment of any debts and obligations owed to them by the stockholder;

•	if the bank, in its absolute discretion, deems that a change has occurred in the condition of the stockholder to which the bank has not given its prior written consent;

•	if the stockholder ceases to pay its debts or manage its affairs or reaches a compromise or arrangement with its creditors; and

•	if, in the opinion of the bank, the value of the pledged shares shall be reduced or is likely to be reduced (for example, the price of our common stock declines).
     In addition, because so many shares are pledged to secure loans, the occurrence of an event of default could result in a sale of pledged shares that could cause a change of control of our company, even when such a change may not be in the best interests of our stockholders.
STOCKHOLDER PROPOSALS
     Our bylaws currently provide that in order for a stockholder to nominate a candidate for election as a director at an annual meeting of stockholders or propose business for consideration at such meeting, written notice generally must be delivered to our corporate secretary not later than the close of business on the 60th day, and not earlier than the close of business on the 90th day, prior to the first anniversary of the preceding year’s annual meeting. Accordingly, a stockholder nomination or proposal intended to be considered at the 2011 annual meeting, but not included in our proxy statement, generally must be received by our corporate secretary after the close of business on February 3, 2011, and prior to the close of business on March 5, 2011.
     The date by which we must receive stockholder proposals for inclusion in the proxy materials relating to the 2011 annual meeting of stockholders, or for presentation at such meeting, is November 24, 2010. In the event that the 2011 annual meeting of stockholders is called for a date that is not within 30 days before or after May 4, 2011, in order to be timely, we must receive notice by the stockholder not later than the close of business on the later of 120 calendar days in advance of the 2011 annual meeting of stockholders or ten calendar days following the date on which public announcement of the date of the meeting is first made. Stockholder proposals must comply with all of the applicable requirements set forth in the rules and regulations of the SEC, including Rule 14a-8, as well as the advance notification requirements set forth in our bylaws.
     Stockholder proposals should be mailed to the attention of, and copies of the advance notification requirements may be obtained from, our corporate secretary at 1600 N.E. Miami Gardens Drive, North Miami Beach, Florida 33179. A copy of the bylaws may be obtained from our corporate secretary by written request to the same address.
2009 ANNUAL REPORT
     Copies of our 2009 Annual Report, financial statements and Form 10-K for the year ended December 31, 2009, as filed with the SEC, may be obtained without charge by contacting Equity One, Inc. — Investor Relations, at 1600 N.E. Miami Gardens Drive, North Miami Beach, Florida 33179.
OTHER MATTERS
     Our board of directors knows of no other matters to be presented for stockholder action at the 2010 annual meeting of stockholders. If any other matters are properly presented at the meeting for action, it is intended that the persons named in the proxies will vote upon such matters in accordance with their discretion.

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 3, 2010. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

Electronic Delivery of Future PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day on May 3, 2010. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS   PROXY   CARD   IS   VALID   ONLY   WHEN   SIGNED   AND   DATED.

	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends that you vote FOR the following:	☐	☐	☐

1.	Election of Directors
	Nominees

01	Noam Ben-Ozer	02	James S. Cassel	03	Cynthia R. Cohen	04	Neil Flanzraich	05	Nathan Hetz
06	Chaim Katzman	07	Peter Linneman	08	Jeffrey S. Olson	09	Dori Segal

The Board of Directors recommends you vote FOR the following proposal(s):

		For	Against	Abstain
2	Ratification of the appointment of Ernst & Young LLP as our independent registered certified public accounting firm for the 2010 fiscal year.	☐	☐	☐

NOTE: The proxies are also authorized to vote in their discretion upon such other business as may properly come before the annual meeting, including any adjournments or postponements of the meeting.

For address change/comments, mark here. (see reverse for instructions)			☐
	Yes	No
Please indicate if you plan to attend this meeting	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/are available at www.proxyvote.com.
EQUITY ONE, INC.
This proxy is solicited by the Board of Directors
Annual Meeting of Stockholders
5/4/2010 9:00AM EDT
The stockholder(s) hereby appoint(s) Jeffrey S. Olson and Arthur L. Gallagher, or any of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Equity One, Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 a.m., Eastern Time, on Tuesday, May 4, 2010, at the Fairmont Turnberry Isle Resort & Club, 19999 West Country Club Drive, Aventura, Florida, 33180 and any adjournment or postponement thereof. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and of the accompanying Proxy Statement, the terms of each of which are incorporated herein by reference, and revokes any proxy heretofore given with respect to such meeting.
THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR THE PROPOSAL IN ITEM 2. THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST IN THE DISCRETION OF THE PROXY HOLDER ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.
Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)
Continued and to be signed on reverse side

*** Exercise Your Right to Vote ***
IMPORTANT NOTICE Regarding the Availability of Proxy Materials

EQUITY ONE, INC.

EQUITY ONE, INC.
1600 N.E. MIAMI GARDENS DRIVE
NORTH MIAMI BEACH, FL 33179
ATTN: ARTHUR GALLAGHER

Meeting Information
Meeting Type: Annual Meeting
For holders as of: March 05, 2010
Date:   May 04, 2010     Time:   9:00 AM EDT

Location:	Fairmont Turnberry Isle Resort & Club 19999 West Country Club Drive Aventura, Florida 33180
You are receiving this communication because you hold shares in the above named company.
This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at www.proxyvote.com or easily request a paper copy (see reverse side).
We encourage you to access and review all of the important information contained in the proxy materials before voting.
See the reverse side of this notice to obtain proxy materials and voting instructions.

— Before You Vote —
How to Access the Proxy Materials

Proxy Materials Available to VIEW or RECEIVE:
1. Annual Report      2. Notice & Proxy Statement
How to View Online:
Have the 12-Digit Control Number available (located on the following page) and visit: www.proxyvote.com.
How to Request and Receive a PAPER or E-MAIL Copy:
If you want to receive a paper or e-mail copy of these documents, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request:

1) BY INTERNET:	www.proxyvote.com
2) BY TELEPHONE:	1-800-579-1639
3) BY E-MAIL*:	sendmaterial@proxyvote.com
*	If requesting materials by e-mail, please send a blank e-mail with the 12-Digit Control Number (located on the following page) in the subject line.
Requests, instructions and other inquiriessent to this e-mail address will NOT be forwarded to your investment advisor. Please make the request as instructed above on or before April 20, 2010 to facilitate timely delivery.
— How To Vote —
Please Choose One of The Following Voting Methods

Vote In Person: Many shareholder meetings have attendance requirements including, but not limited to, the possession of an attendance ticket issued by the entity holding the meeting. Please check the meeting materials for any special requirements for meeting attendance. At the Meeting you will need to request a ballot to vote these shares.
Vote By Internet: To vote now by Internet, go to www.proxyvote.com. Have the 12 Digit Control Number available and follow the instructions.
Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a proxy card.

Voting items
The Board of Directors recommends that you
vote FOR the following:
1.	Election of Directors Nominees

01 Noam Ben-Ozer	02 James S. Cassel	03 Cynthia R. Cohen	04 Neil Flanzraich	05 Nathan Hetz
06 Chaim Katzman	07 Peter Linneman	08 Jeffrey S. Olson	09 Dori Segal
The Board of Directors recommends you vote FOR the following proposal(s):
2	Ratification of the appointment of Ernst & Young LLP as our independent registered certified public accounting firm for the 2010 fiscal year.
NOTE: The proxies are also authorized to vote in their discretion upon such other business as may properly come before the annual meeting, including any adjournments or postponements of the meeting.